Exhibit 10.1

EXECUTION VERSION

BRUKER CORPORATION

CHF 300,000,000 0.88% Series A Senior Notes due December 8, 2031

AND

€150,000,000 1.03% Series B Senior Notes due December 8, 2031

NOTE PURCHASE AGREEMENT

Dated December 7, 2021

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SCHEDULE A	—	Defined Terms

SCHEDULE 1(a)	—	Form of 0.88% Series A Senior Note due December 8, 2031

SCHEDULE 1(b)	—	Form of 1.03% Series B Senior Note due December 8, 2031

SCHEDULE 4.4(a)	—	Form of Opinion of U.S. Special Counsel for the Note Parties

SCHEDULE 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

SCHEDULE 4.9	—	Changes in Corporate Structure

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.9	—	Tax Returns

SCHEDULE 5.10	—	Title to Property; Leases

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 5.16(b)	—	Foreign Asset Control Regulations, etc.

SCHEDULE 5.16(c)	—	Dealings with Blocked Persons; OFAC

SCHEDULE 10.4	—	Liens

EXHIBIT 14.2	—	Form of U.S. Tax Compliance Certificate

PURCHASER SCHEDULE	—	Information Relating to Purchasers

EXHIBIT 1	—	Form of Subsidiary Guaranty

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BRUKER CORPORATION

40 MANNING ROAD

BILLERCA, MASSACHUSETTS 01821

CHF 300,000,000 0.88% Series A Senior Notes due December 8, 2031

€150,000,000 1.03% Series B Senior Notes due December 8, 2031

December 7, 2021

TO EACH OF THE PURCHASERS LISTED IN

THE PURCHASER SCHEDULE HERETO:

Ladies and Gentlemen:

BRUKER CORPORATION, a Delaware corporation (the “Company”), agrees with each of the Purchasers as follows:

Section 1.1. Authorization of Notes. The Company will authorize the issue and sale of (i) CHF 300,000,000 aggregate principal amount of its 0.88% Series A Senior Notes due December 8, 2031 (the “Series A Notes” or the “Swiss Francs Notes”) and (ii) €150,000,000 aggregate principal amount of its 1.03% Series B Senior Notes due December 8, 2031 (the “Series B Notes” or the “Euro Notes” together with the Series A Notes, the “Notes” such term to include any amendment, restatement or other modifications from time to time pursuant to Section 19 and including any such notes issued in substitution therefor pursuant to Section 15). The Notes shall be substantially in the form set out in Schedule 1(a) and 1(b), respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

Section 1.2. Incremental Leverage Fee. (a) If the Leverage Ratio exceeds 3.50 to 1.00 as permitted by Section 10.1, as evidenced by an Officer’s Certificate delivered pursuant to Section 7.2(a), an incremental leverage fee shall be due on the Notes in an aggregate amount equal to 0.50% of the aggregate outstanding principal amount of the Notes per annum, which shall be due and payable on the Notes as and to the extent provided in Section 1.2(b) below (the “Incremental Leverage Fee”). Such Incremental Leverage Fee shall begin to accrue on the first day of the fiscal quarter following the fiscal quarter in respect of which such Officer’s Certificate was delivered (the “Incremental Leverage Start Date”), and shall continue to accrue until the Company has provided an Officer’s Certificate pursuant to Section 7.2(a) demonstrating that, as of the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered, the Leverage Ratio is not more than 3.50 to 1.00. In the event such Officer’s Certificate evidencing that the Consolidated Leverage Ratio is not more than 3.50 to 1.00 is delivered, the Incremental Leverage Fee shall cease to accrue on and as of the last day of the fiscal quarter in respect of which such Officer’s Certificate is delivered.

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(b) Within 10 Business Days of the delivery of an Officer’s Certificate pursuant to Section 7.2(a) for any fiscal quarter in which the Incremental Leverage Fee accrued, the Company shall pay to each holder of a Note the amount attributable to the Incremental Leverage Fee (the “Incremental Leverage Fee Payment”) which shall be the product of (i) the aggregate outstanding principal amount of Notes held by such holder (or its predecessor(s) in interest, to the extent of the aggregate outstanding principal amount of Notes transferred by such predecessor(s) in interest to such holder) as of the first day that the Incremental Leverage Fee begins to accrue with respect to the period covered by such Officer’s Certificate, (ii) 0.50% (to reflect the Incremental Leverage Fee) and (iii) 0.25 (to reflect that the Incremental Leverage Fee is payable quarterly). The Incremental Leverage Fee Payment, if any, shall be paid by wire transfer of immediately available funds to each holder of the Notes in accordance with the terms of this Agreement. The Company, the Purchasers and each holder agree that, for purposes of the Code, the Incremental Leverage Fee Payment constitutes additional interest.

(c) For avoidance of doubt, no Incremental Leverage Fee will be used in calculating any Make-Whole Amount.

(d) All payments of the Incremental Leverage Fee in respect of any Swapped Note shall be made in Dollars. For purposes of determining the amount of Incremental Leverage Fee due and payable with respect to a Swapped Note, such amounts shall be converted to Dollars at the rate of exchange in effect on the Incremental Leverage Start Date.

Section 1.3. Recalculation of Interest. (a) The rates of interest due in connection with the Notes provided for in this Agreement are minimum interest rates.

(b) When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate (acting in good faith) that any payment of interest will be subject to Swiss Withholding Tax, they agree that, if a tax deduction for Swiss Withholding Tax is required by law to be made by a Note Party in respect of any interest payable in relation to the Notes and should in respect of such Note Party be unenforceable for any reason, the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment (as provided for in this Agreement in the absence of this paragraph (b)) divided by (ii) 1 minus the rate at which the relevant tax deduction for Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and (A) the relevant Note Party shall be obliged to pay the relevant interest at the adjusted rate in accordance with this paragraph, (B) the relevant Note Party shall make the tax deduction for Swiss Withholding Tax on the recalculated interest and (C) all references to a rate of interest in this Agreement shall be construed accordingly.

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(c) To the extent that interest payable by a Note Party in connection with the Notes becomes subject to Swiss Withholding Tax, each relevant holder of a Note and the Note Parties shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the relevant Note Party to obtain authorisation to make interest payments without them being subject to Swiss Withholding Tax or to allow each relevant holder of a Note to prepare claims for the refund of any Swiss Withholding Tax so deducted.

SECTION 2. SALE AND PURCHASE OF NOTES; GUARANTIES.

(a) Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes of the respective series in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

(b) The payment of the principal, interest, Make-Whole Amount, if any, and Swap Breakage Loss, if any, on the Notes, and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty, dated as of even date herewith, which shall be substantially in the form of Exhibit 1 attached hereto, in accordance with and subject to the provisions of Section 9.7 hereof.

A Subsidiary Guarantor shall be released and discharged from the Subsidiary Guaranty in accordance with Section 9.7(b).

SECTION 3. CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, IL 60603, at a closing (the “Closing”) on December 7, 2021 or on such other Business Day thereafter on or prior to December 10, 2021 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least (i) CHF2,000,000 in the case of the Swiss Francs Notes or (ii) €1,000,000 in the case of the Euro Notes, in each case as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price of the (i) Swiss

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Francs Notes therefor by wire transfer of immediately available funds for the account of the Company to international bank account number account number [*] at Bank of America, 2 PARK PLACE, HATCH STREET, DUBLIN 2, IRELAND, SWIFT Code [*], and (ii) Euro Notes therefor by wire transfer of immediately available funds for the account of the Company to international bank account number account number [*] at Bank of America, 2 PARK PLACE, HATCH STREET, DUBLIN 2, IRELAND, SWIFT Code [*]. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s reasonable satisfaction.

SECTION 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing of the following conditions:

Section 4.1. Representations and Warranties. The representations and warranties of each Note Party in each Note Document to which it is a party shall be correct when made and at the Closing.

Section 4.2. Performance; No Default. Each Note Party shall have performed and complied with all agreements and conditions contained in each Note Document to which it is a party required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither any Note Party nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. Each Note Party shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s or Director’s Certificate. Each Note Party shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of each Note Document to which it is a party, and (ii) each Note Party’s organizational documents as then in effect.

Bruker Corporation	Note Purchase Agreement

Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser, dated the date of the Closing (a) from Nixon Peabody LLP, U.S. special counsel for the Note Parties, substantially in the form set forth in Schedule 4.4(a), and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel, in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.

Section 4.7. Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, reasonable charges and reasonable disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least three Business Days prior to the Closing.

Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of Notes.

Section 4.9. Changes in Corporate Structure. None of the Note Parties shall have changed its jurisdiction of incorporation or organization, as applicable, or, except as reflected on Schedule 4.9, been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

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Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number/Swift Code/IBAN and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11. Subsidiary Guaranty. The Subsidiary Guaranty in substantially the form attached as Exhibit 1 hereto, shall have been duly authorized, executed and delivered by each Subsidiary Guarantor, shall constitute the legal, valid and binding contract and agreement of each Subsidiary Guarantor and each Purchaser shall have received a true, correct and complete copy thereof.

Section 4.12. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by each Note Document and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver each Note Document to which it is a party and to perform the provisions hereof and thereof.

Section 5.2. Authorization, Etc. Each Note Document has been duly authorized by all necessary corporate or other action on the part of each Note Party party thereto, and each Note Document constitutes, and upon execution and delivery thereof each Note (in the case of the Company) will constitute, a legal, valid and binding obligation of each Note Party party thereto enforceable against such Note Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Bruker Corporation	Note Purchase Agreement

Section 5.3. Disclosure. This Agreement, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to November 15, 2021 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, and such other documents, certificates or other writings, and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2020, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to a Responsible Officer that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. Notwithstanding anything to the contrary contained herein (including Section 5.5) or in any other Note Document, all projections and pro forma financial information delivered by or on behalf of the Company or any other Note Party or representative thereof are based on good faith estimates and assumptions believed by the management of the Company to be reasonable at the time made, it being recognized by each Purchaser and each other holder that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, and (ii) the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

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(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any Subsidiary that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5. Financial Statements; Material Liabilities . The Company has delivered or has otherwise made available to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all Material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries are not aware of any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents except for any intercompany loans and obligations between other Subsidiaries that are eliminated in consolidation.

Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Note Party of each Note Document to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Note Party or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum of association, articles of association, regulations or by-laws, shareholders agreement or any other agreement or instrument to which any Note Party or any Subsidiary is bound or by which any Note Party or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any Note Party or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Note Party or any Subsidiary.

Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than fillings that the Company may be required to make pursuant to the disclosure requirements of the Securities Exchange Act of 1934, as amended.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Bruker Corporation	Note Purchase Agreement

(b) Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. (a) Except as set forth on Schedule 5.9, the Company and its Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate in all Material respects. The U.S. federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2020.

(b) The Company is not and will not be incorporated in Switzerland and/or have its registered office in Switzerland and/or qualify as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act.

(c) Interest payments in connection with the Notes will not be subject to Swiss Withholding Tax.

Section 5.10. Title to Property; Leases. Except as disclosed on Schedule 5.10, the Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by any Note Document. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all Material respects.

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Section 5.11. Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) No product or service of the Company or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) There is no Material violation by any Person of any right of the Company or any Subsidiary with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any Note Party or any Subsidiary except for any such violation that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans) that is funded, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by more than $100,000,000. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

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(c) The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of each Note Document and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by each Note Party and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue would not be reasonably expected to have a Material Adverse Effect.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than (thirty (30)) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the execution and delivery of the Subsidiary Guaranty to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Bruker Corporation	Note Purchase Agreement

Section 5.14. Use of Proceeds; Margin Regulations. (a) The Company will apply the proceeds of the sale of the Notes hereunder to the refinancing of existing indebtedness and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock in violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. For the purposes of making the calculation pursuant to the preceding sentence, Treasury Stock shall be deemed not to be an asset of the Company and its Subsidiaries. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

(b) Neither the Company nor any of its Subsidiaries shall (x) on-lend or make available any proceeds from the Notes, directly or indirectly, to any member of the Company’s group incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act or (y) otherwise use or make available proceeds from the Notes, directly or indirectly, in each case in a manner which would constitute a detrimental ‘use of proceeds in Switzerland’ (Mittelverwendung in der Schweiz) as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until such time as a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained confirming, based on correct and up to date facts and circumstances, that such use of proceeds of any Notes is permitted without interest payments in connection with the Notes becoming subject to Swiss Withholding Tax.

Section 5.15. Existing Indebtedness; Future Liens . (a) Except as described therein, Schedule 5.15 sets forth a complete and correct summary of all outstanding Indebtedness of the Company and its Subsidiaries as of December 1, 2021 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default in any material respect and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any of its Subsidiaries that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 5.15, neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness, in any case, other than Liens permitted by Section 10.4.

Bruker Corporation	Note Purchase Agreement

(c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any Note Party, except as disclosed in Schedule 5.15.

Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified in writing that its name appears or may in the future appear on a State Sanctions List or (iii) to the Company’s knowledge, is a target of sanctions that have been imposed by the United Nations, the European Union or Switzerland.

(b) Except as disclosed in Schedule 5.16(b), neither the Company nor any Controlled Entity (i) has violated in any Material respect, been found in Material violation of, or been charged or convicted under, any applicable Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person except as reflected on Schedule 5.16(c), (B) for any purpose that would cause any Purchaser to be in violation in any Material respect of any applicable Sanctions Laws or (C) otherwise in violation in any Material respect of any applicable Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d) The Company has established policies and procedures which it reasonably believes are adequate (and otherwise comply in all material respects with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance in all material respects with all applicable Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Bruker Corporation	Note Purchase Agreement

(e) No representation shall be made with respect to any German Controlled Entity to the extent it would violate section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation binding on that German Controlled Entity.

Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.

Section 5.18. Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any Subsidiary or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19. Ranking of Obligations. The payment obligations of each Note Party under the Note Documents, and, with respect to the Company only, the Notes will, upon issuance of the Notes, rank at least pari passu, in right of payment without preference or priority, with all other unsecured and unsubordinated Indebtedness of each Note Party, respectively.

Bruker Corporation	Note Purchase Agreement

Section 5.20. Solvency. (a) As of the date hereof, the Note Parties and their Subsidiaries, taken as a whole, are Solvent.

(b) None of the Note Parties nor any of their Subsidiaries intend to, and each Note Party does not believe that it or any of their Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 6. REPRESENTATIONS OF THE PURCHASERS.

Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is an institutional “accredited investor” within the meaning of Rule 501 of the Securities Act and is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

Bruker Corporation	Note Purchase Agreement

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

Bruker Corporation	Note Purchase Agreement

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7. INFORMATION AS TO COMPANY

Section 7.1. Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

(a) Interim Statements —within 45 days (or such shorter period as is the date that is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC so long as the Company is subject to the filing requirements thereof and giving effect to any automatic extension available thereunder for the filing of such form) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal period, and

(ii) unaudited consolidated statements of income, operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal period and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

Bruker Corporation	Note Purchase Agreement

(b) Annual Statements —within 90 days (or such shorter period as is the date that is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC so long as the Company is subject to the filing requirements thereof and giving effect to any automatic extension available thereunder for the filing of such form) after the end of each fiscal year of the Company, duplicate copies of

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of an independent public accounting firm of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects the financial position of the Company and its Subsidiaries being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) SEC and Other Reports —promptly upon their becoming available, one copy of (i) each Material financial statement, report, notice, proxy statement or similar document sent by the Company to its public securities holders generally (other than any filings described in Section 7.1(a) or Section 7.1(b)), and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested in writing by such holder), and each prospectus and all amendments thereto filed by the Company with the SEC and of all press releases and other statements made available generally by any Note Party or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within 7 Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any written notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

Bruker Corporation	Note Purchase Agreement

(e) Employee Benefits Matters — promptly, and in any event within 7 Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that any Note Party or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Note Party or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(iii) any event, transaction or condition that could result in the incurrence of any liability by any Note Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of any Note Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any written notice to any Note Party or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(g) Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request; provided that the filing by the Company of a current report on Form 8-K with the SEC regarding such resignation or change shall be deemed to constitute notification pursuant to this clause (g); and

Bruker Corporation	Note Purchase Agreement

(h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of any Note Party or any Subsidiary (other than an Immaterial Subsidiary) (including electronic copies of the Company’s Form 10-Q and 10-K) or relating to the ability of any Note Party to perform its obligations hereunder and under each Note Document as from time to time may be reasonably requested by any such holder of a Note, including information readily available to any Note Party explaining the Company’s financial statements if such information has been requested in writing by the SVO in order to assign or maintain a designation of the Notes; provided that the Company will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Company or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to any holder of a Note (or any of its respective representatives) is prohibited by applicable law or (iii) the revelation of which would violate any confidentiality obligations owed to any third party by the Company or any Subsidiary.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations), and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

Bruker Corporation	Note Purchase Agreement

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.

Section 7.3. Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the reasonable expense of such holder and upon reasonable prior written notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing and not more than twice per fiscal year of the Company; and

(b) Default — if a Default or Event of Default then exists, at the reasonable expense of the Company and upon reasonable prior written notice to the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested during the continuance of such Default or Event of Default, as applicable.

Notwithstanding anything to the contrary in this Section 7.3 or in any Subsidiary Guaranty, none of the Company or any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information (in each case, unless an Event of Default has occurred and is continuing), (b) in respect of which disclosure to any holder (or any of their respective representatives) is prohibited by any law or any binding contractual agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 7.4. Electronic Delivery. Financial statements, reports or opinions of independent public accounting firms, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

Bruker Corporation	Note Purchase Agreement

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(b) the Company shall have filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR or shall have made such form available on its home page on the internet, which is located at http://www.bruker.com as of the date of this Agreement, and shall have delivered the related Officer’s Certificate satisfying the requirements of Section 7.2 to the applicable holders by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

(c) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(d) the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR or shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement).

SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each series of Notes shall be due and payable on the respective Maturity Date thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount, plus any applicable Swap Breakage Loss, if any, with respect to any Swapped Note and, subject to Section 8.7, less any

Bruker Corporation	Note Purchase Agreement

applicable Swap Breakage Gain, if any, with respect to any Swapped Note, determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any, plus any applicable Swap Breakage Loss, if any, with respect to any Swapped Note, and less, subject to Section 8.7, any applicable Swap Breakage Gain, if any, with respect to any Swapped Note. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, plus any applicable Swap Breakage Loss, if any, with respect to any Swapped Note and, subject to Section 8.7, less any applicable Swap Breakage Gain, if any, with respect to any Swapped Note, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable

Bruker Corporation	Note Purchase Agreement

it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 51% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.6. Make-Whole Amount.

(a) Make-Whole Amount with respect to Non-Swapped Swiss Francs Denominated Notes.

The term “Make-Whole Amount” means, with respect to any Non-Swapped Swiss Francs Denominated Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Non-Swapped Swiss Francs Denominated Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. All payments of Make-Whole Amount and in respect of any Non-Swapped Swiss Francs Denominated Note shall be made in Swiss Francs. For the purposes of determining the Make-Whole Amount with respect to any Non-Swapped Swiss Francs Denominated Note, the following terms have the following meanings:

“Applicable Percentage” in the case of a computation of the Make-Whole Amount for any purpose means 0.50% (50 basis points).

“Called Principal” means the principal of such Non-Swapped Swiss Francs Denominated Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of such Non-Swapped Swiss Francs Denominated Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Swiss Francs Denominated Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Non-Swapped Swiss Francs Denominated Note” means any Swiss Francs Note other than a Swapped Note.

“Recognized Swiss Government Bond Market Makers” means internationally recognized dealers of Swiss government bonds selected by the Company and reasonably acceptable to the holders of more than 50% in principal amount of the Non-Swapped Swiss Francs Denominated Notes at the time outstanding (exclusive of Non-Swapped Swiss Francs Denominated Notes then owned by any Note Party or any of their Affiliates).

Bruker Corporation	Note Purchase Agreement

“Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Swiss Francs Denominated Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (London time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 0#CHBMK” (or such other display as may replace Page 0#CHBMK) on Bloomberg Financial Markets for the most recently issued actively traded on the run Swiss Government bonds (“Reported”) having a maturity equal to Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such Swiss Government bonds Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting Swiss Government bond quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run Swiss Government bonds with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Swiss Francs Denominated Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Swiss Francs Denominated Note, the average of the yields for such Swiss Government bonds having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date as reported by two Recognized Swiss Government Bond Market Makers. If there are no such Swiss Government bonds having a term equal to such Remaining Average Life, such implied yield will be determined by interpolating linearly between (1) the applicable Swiss Government bonds with the maturity closest to and greater than such Remaining Average Life and (2) the applicable Swiss Government bonds with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Swiss Francs Denominated Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

Bruker Corporation	Note Purchase Agreement

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Non-Swapped Swiss Francs Denominated Note of any series, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Non-Swapped Swiss Francs Denominated Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Non-Swapped Swiss Francs Denominated Note Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Non-Swapped Swiss Francs Denominated Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

(b) Make-Whole Amount with respect to Non-Swapped Euro Denominated Notes.

The terms “Make-Whole Amount” means, with respect to any Non-Swapped Euro Denominated Note, an amount equal to the excess, if any, of the Non-Swapped Euro Denominated Note Discounted Value of the Non-Swapped Euro Denominated Note Remaining Scheduled Payments with respect to the Non-Swapped Euro Denominated Note Called Principal of such Non-Swapped Euro Denominated Note over the amount of such Non-Swapped Euro Denominated Note Called Principal, provided that the Make-Whole Amount may in no event be less than zero. All payments of Make-Whole Amount in respect of any Non-Swapped Euro Denominated Note shall be made in Euros. For the purposes of determining the Make-Whole Amount with respect to any Non-Swapped Euro Denominated Note, the following terms have the following meanings:

“Non-Swapped Euro Denominated Note” means any Euro Note other than a Swapped Note.

“Non-Swapped Euro Denominated Note Applicable Percentage” in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points).

“Non-Swapped Euro Denominated Note Called Principal” means the principal of such Non-Swapped Euro Denominated Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Bruker Corporation	Note Purchase Agreement

“Non-Swapped Euro Denominated Note Discounted Value” means, with respect to the Non-Swapped Euro Denominated Note Called Principal of such Non-Swapped Euro Denominated Note, the amount obtained by discounting all Non-Swapped Euro Denominated Note Remaining Scheduled Payments with respect to such Non-Swapped Euro Denominated Note Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Non-Swapped Euro Denominated Note Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Non-Swapped Euro Denominated Note is payable) equal to the Non-Swapped Euro Denominated Note Reinvestment Yield with respect to such Non-Swapped Euro Denominated Note Called Principal.

“Non-Swapped Euro Denominated Note Reinvestment Yield” means, with respect to the Called Principal of such Non-Swapped Euro Denominated Note, the sum of (x) the Non-Swapped Euro Denominated Note Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Non-Swapped Euro Denominated Note Called Principal, on the display designated as “Page PXGE” (or such other display as may replace Page PXGE) on Bloomberg Financial Markets for the most recently issued actively traded benchmark German Bund (“Reported”) having a maturity equal to the Non-Swapped Euro Denominated Note Remaining Average Life of such Non-Swapped Euro Denominated Note Called Principal as of such Non-Swapped Euro Denominated Note Settlement Date. If there are no such German Bunds Reported having a maturity equal to such Non-Swapped Euro Denominated Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting German Bund quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run German Bund with the maturities (1) closest to and greater than such Non-Swapped Euro Denominated Note Remaining Average Life and (2) closest to and less than such Non-Swapped Euro Denominated Note Remaining Average Life. The Non-Swapped Euro Denominated Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Euro Denominated Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Non-Swapped Euro Denominated Note Reinvestment Yield” means, with respect to the Non-Swapped Euro Denominated Note Called Principal of such Non-Swapped Euro Denominated Note Note, the average of the yields for such German Bund having a maturity equal to the Non-Swapped Euro Denominated Note Remaining Average Life of such Non-Swapped Euro Denominated Note Called Principal as

Bruker Corporation	Note Purchase Agreement

of such Non-Swapped Euro Denominated Note Settlement Date as reported by two Recognized German Bund Market Makers. If there are no such German Bunds having a term equal to such Non-Swapped Euro Denominated Note Remaining Average Life, such implied yield will be determined by interpolating linearly between (1) the applicable German Bunds with the maturity closest to and greater than such Non-Swapped Euro Denominated Note Remaining Average Life and (2) the applicable German Bunds with the maturity closest to and less than such Non-Swapped Euro Denominated Note Remaining Average Life. The Non-Swapped Euro Denominated Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of such Non-Swapped Euro Denominated Note Non-Swapped Note.

“Non-Swapped Euro Denominated Note Remaining Average Life” means, with respect to any Non-Swapped Euro Denominated Note Called Principal, the number of years obtained by dividing (i) such Non-Swapped Euro Denominated Note Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Non-Swapped Euro Denominated Note Remaining Scheduled Payment with respect to such Non-Swapped Euro Denominated Note Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Non-Swapped Euro Denominated Note Settlement Date with respect to such Non-Swapped Euro Denominated Note Called Principal and the scheduled due date of such Non-Swapped Euro Denominated Note Remaining Scheduled Payment.

“Non-Swapped Euro Denominated Note Remaining Scheduled Payments” means, with respect to the Non-Swapped Euro Denominated Note Called Principal of any Non-Swapped Euro Denominated Note Note of any series, all payments of such Non-Swapped Euro Denominated Note Called Principal and interest thereon that would be due after the Non-Swapped Euro Denominated Note Settlement Date with respect to such Non-Swapped Euro Denominated Note Called Principal if no payment of such Non-Swapped Euro Denominated Note Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of such Non-Swapped Euro Denominated Note Non-Swapped Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Non-Swapped Euro Denominated Note Settlement Date and required to be paid on such Non-Swapped Euro Denominated Note Settlement Date pursuant to Section 8.2, Section 8.3 or Section 12.1.

“Non-Swapped Euro Denominated Note Settlement Date” means, with respect to the Non-Swapped Euro Denominated Note Called Principal of any Non-Swapped Note, the date on which such Non-Swapped Euro Denominated Note Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Bruker Corporation	Note Purchase Agreement

“Recognized German Bund Market Makers” means internationally recognized dealers of German Bunds selected by the Company and reasonably acceptable to the holders of more than 50% in principal amount of the Non-Swapped Euro Denominated Notes at the time outstanding (exclusive of Non-Swapped Euro Denominated Notes then owned by the Parent Guarantor, the Company or any of their Affiliates).

(c) Make-Whole Amount with respect to Swapped Notes.

The terms “Make-Whole Amount” means, with respect to any Swapped Note, an amount equal to the excess, if any, of the Swapped Note Discounted Value of the Swapped Note Remaining Scheduled Swap Payments with respect to the Swapped Note Called Notional Amount related to such Swapped Note over such Swapped Note Called Notional Amount, provided that the Make-Whole Amount may in no event be less than zero. All payments of Make-Whole Amount in respect of any Swapped Note shall be made in Dollars. For the purposes of determining the Make-Whole Amount and/or, as applicable, the Swap Breakage Amount with respect to any Swapped Note, the following terms have the following meanings:

“New Swap Agreement” means any cross-currency swap agreement (which does not qualify as a Replacement Swap Agreement) pursuant to which the holder of a Swapped Note is to receive payment in Dollars and which is entered into in full or partial replacement of an Original Swap Agreement as a result of such Original Swap Agreement having terminated for any reason. The terms of a New Swap Agreement with respect to any Swapped Note do not have to be identical to those of the Original Swap Agreement with respect to such Swapped Note. Any holder of a Swapped Note that enters into or terminates a New Swap Agreement shall within a reasonable period of time thereafter deliver to the Company (i) an updated swap description describing the confirmation or termination related thereto or (ii) a copy of the confirmation or termination related thereto.

“Original Swap Agreement” means, with respect to any Swapped Note, (x) a cross-currency swap agreement and annexes and schedules thereto (an “Initial Swap Agreement”) that is entered into on an arm’s length basis by the original Purchaser of such Swapped Note (or any affiliate thereof) in connection with the execution of this Agreement and the purchase of such Swapped Note and relates to the scheduled payments by the Company of interest and principal on such Swapped Note, under which the Purchaser of such Swapped Note is to receive payments from the counterparty thereunder in Dollars and which is more particularly described in the swap descriptions delivered by such original Purchasers to the Company on or before the issuance of such Swapped Note, (y) any Initial Swap Agreement that has been assumed (without any waiver, amendment, deletion or replacement of any Material economic term or provision

Bruker Corporation	Note Purchase Agreement

thereof) by a holder of a Swapped Note in connection with a transfer of such Swapped Note and (z) any Replacement Swap Agreement; and a “Replacement Swap Agreement” means, with respect to any Swapped Note, a cross-currency swap agreement and annexes and schedules thereto with payment terms and provisions (other than a reduction in notional amount, if applicable) identical to those of the Initial Swap Agreement with respect to such Swapped Note that is entered into on an arm’s length basis by the holder of such Swapped Note in full or partial replacement (by amendment, modification or otherwise) of such Initial Swap Agreement (or any subsequent Replacement Swap Agreement) in a notional amount not exceeding the outstanding principal amount of such Swapped Note following a non-scheduled partial prepayment or a partial repayment or purchase of such Swapped Note prior to its scheduled maturity or an acceleration and rescission thereof of such Swapped Note as provided in Section 12.3. Any holder of a Swapped Note that enters into, assumes or terminates an Initial Swap Agreement or Replacement Swap Agreement shall within a reasonable period of time thereafter deliver to the Company (i) an updated swap description describing the confirmation, assumption or termination related thereto or (ii) a copy of the confirmation, assumption or termination related thereto.

“Swap Agreement” means, with respect to any Swapped Note, an Original Swap Agreement or a New Swap Agreement, as the case may be.

“Swapped Note” means any Euro Note or Swiss Francs Note that as of the date of the Closing is subject to a Swap Agreement. A “Swapped Note” shall no longer be deemed a “Swapped Note” for so long as the related Swap Agreement ceases to be in force in respect thereof; provided that if there is any Note that is a Swapped Note outstanding as of the date on which either the Company has provided notice of prepayment or offer of prepayment or purchase of such Note pursuant to Section 8 or such Swapped Note has become or is declared to be immediately due and payable pursuant to Section 12.1, then such Note shall be deemed to be a Swapped Note until payment in full of the principal, interest and Make-Whole Amount (if any) and Swap Breakage Amount due with respect to such Note.

“Swapped Note Applicable Percentage” means in the case of a computation of the Make-Whole Amount means 0.50% (50 basis points).

“Swapped Note Called Notional Amount” means, with respect to any Swapped Note Called Principal of any Swapped Note, the payment in Dollars due to the holder of such Swapped Note under the terms of the Swap Agreement to which such holder is a party, attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled payment date, provided that if such Swap Agreement is not an Original Swap Agreement, then the “Swapped Note Called Notional Amount” in respect of such Swapped Note shall not exceed the amount in Dollars which would have been due to the holder of such Swapped Note under the terms of the Original Swap Agreement to which such holder was a party (or if such holder was never party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of such Swapped Note was a party), attributable to and in exchange for such Swapped Note Called Principal and assuming that such Swapped Note Called Principal is paid on its scheduled payment date.

Bruker Corporation	Note Purchase Agreement

“Swapped Note Called Principal” means, with respect to any Swapped Note, the principal of such Swapped Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Swapped Note Discounted Value” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires, the amount obtained by discounting all Swapped Note Remaining Scheduled Swap Payments corresponding to the Swapped Note Called Notional Amount of such Swapped Note from their respective scheduled due dates to the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Swapped Note is payable) equal to the Swapped Note Reinvestment Yield with respect to such Swapped Note Called Notional Amount.

“Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of (x) the Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, on the display designated as “Page PXGE”(or such other display as may replace Page PXGE) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities (“Reported”) having a maturity equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there are no such U.S. Treasury securities having a maturity equal to such Swapped Note Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury securities quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Swapped Note Remaining Average Life and (2) closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.

Bruker Corporation	Note Purchase Agreement

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Swapped Note Reinvestment Yield” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note, the sum of the (x) Swapped Note Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported for the latest day for which such yields have been so reported as of the second Business Day preceding the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Swapped Note Remaining Average Life of such Swapped Note Called Notional Amount as of such Swapped Note Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Swapped Note Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Swapped Note Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Swapped Note Remaining Average Life. The Swapped Note Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Swapped Note.

“Swapped Note Remaining Average Life” means, with respect to any Swapped Note Called Notional Amount, the number of years obtained by dividing (i) such Swapped Note Called Notional Amount into (ii) the sum of the products obtained by multiplying (a) the principal component of each Swapped Note Remaining Scheduled Swap Payment with respect to such Swapped Note Called Notional Amount by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount and the scheduled due date of such Swapped Note Remaining Scheduled Swap Payment.

“Swapped Note Remaining Scheduled Swap Payments” means, with respect to the Swapped Note Called Notional Amount relating to any Swapped Note, the payments due to the holder of such Swapped Note in Dollars under the terms of the Swap Agreement to which such holder is a party which correspond to all payments of the Swapped Note Called Principal of such Swapped Note corresponding to such Swapped Note Called Notional Amount and interest on such Swapped Note Called Principal (other than that portion of the payment due under such Swap Agreement corresponding to the interest accrued on the Swapped Note Called Principal to the Swapped Note Settlement Date) that would be due after the Swapped Note Settlement Date with respect to such Swapped Note Called Notional Amount assuming that no payment of such Swapped Note Called Principal is made prior to its originally scheduled payment date, provided that (i) if such Swapped Note Settlement Date is not a date on which an interest payment is due to be made under the terms of such Swapped Note, then the amount of the

Bruker Corporation	Note Purchase Agreement

next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Swapped Note Settlement Date and required to be paid on such Swapped Note Settlement Date pursuant to Section 8.2, Section 8.3 or Section 12.1 and (ii) if the Swap Agreement with respect to such Swapped Note is not an Original Swap Agreement, then the interest on such Swapped Note Called Notional Amount shall not exceed the amount in Dollars that would have been due with respect to such Swapped Note under the terms of the Original Swap Agreement.

“Swapped Note Settlement Date” means, with respect to the Swapped Note Called Notional Amount of any Swapped Note Called Principal of any Swapped Note, the date on which such Swapped Note Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 8.7. Swap Breakage. (a) If any Swapped Note is prepaid or purchased pursuant to Section 8.2, or 8.5, 8.8 or 10.5 or has become or is declared to be immediately due and payable pursuant to Section 12.1 (each a “Swap Unwind Event”), then upon any such Swap Unwind Event (i) any resulting Swap Breakage Loss in connection therewith shall be reimbursed to the holder of such Swapped Note by the Company in Dollars no later than five Business Days after the date such holder has delivered the Swap Breakage Amount Notice with respect to such Swap Unwind Event and (ii) any resulting Swap Breakage Gain in connection therewith shall be forwarded to the Company by the holder of such Swapped Note in Dollars no later than five Business Days after the date such holder shall have received payment in full of the principal, interest and Make-Whole Amount (if any) due hereunder with respect to such Swap Unwind Event, in each case unless alternative arrangements are otherwise agreed between the Company and the holder of a Swapped Note. Each holder of a Swapped Note shall be responsible for calculating its own Swap Breakage Amount in Dollars in connection with any Swap Unwind Event, and such calculations shall (unless alternative arrangements are otherwise agreed between the Company and such holder of a Swapped Note) promptly, but no longer than two Business Days following such Swap Unwind Event, be reported to the Company in writing and in reasonable detail (the “Swap Breakage Amount Notice”) and shall be binding on the Company absent demonstrable error.

(b) As used in this Section 8.7, “Swap Breakage Amount” means, with respect to the Swap Agreement associated with any Swapped Note, the amount that is received (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Gain”) or paid (in which case the Swap Breakage Amount shall be referred to as the “Swap Breakage Loss”) by the holder of such Swapped Note in connection with a termination or amendment of its Swap Agreement resulting from a Swap Unwind Event, where:

Bruker Corporation	Note Purchase Agreement

(i) such Swap Breakage Amount shall be calculated upon the inclusion of an accelerated exchange and payment of principal amounts and associated accrued and unpaid interest, whereby in connection with and incorporated into the termination or amendment of the Swap Agreement and determination of the Swap Breakage Amount, all remaining associated principal payments otherwise scheduled through the natural duration of the Swap Agreement and associated accrued and unpaid interest shall be accelerated and made (in their respective applicable currencies) at the time of the settlement of such termination or amendment (or, in the case of a Swap Unwind Event resulting from a Swapped Note becoming or being declared to be immediately due and payable pursuant to Section 12.1, as if such remaining associated principal payments and associated accrued and unpaid interest had been accelerated and made at the time of the settlement of such termination); and

(ii) the holder of such Swapped Note shall determine such Swap Breakage Amount in good faith and in a commercially reasonable manner in accordance with customary practices for calculating such amounts under the ISDA 1992 Multi-Currency Cross Border Master Agreement or ISDA 2002 Master Agreement, as applicable (the “ISDA Master Agreement”) pursuant to which such holder entered into such Swap Agreement and assuming for the purpose of such calculation that there are no transactions outstanding under such ISDA Master Agreement other than such Swap Agreement, provided, however, that if such holder (or its predecessor-in-interest with respect to such Swapped Note) was, but is not at the time, a party to an Original Swap Agreement but is a party to a New Swap Agreement, then the Swap Breakage Amount shall mean the lesser of (x) the Swap Breakage Amount that would have been received or paid by the holder of such Swapped Note under the terms of the Original Swap Agreement (if any) in respect of such Swapped Note to which such holder (or any affiliate thereof) was a party (or if such holder was never a party to an Original Swap Agreement, then the last Original Swap Agreement to which the most recent predecessor in interest to such holder as a holder of a Swapped Note was a party) and (y) the Swap Breakage Amount actually received or paid by the holder of such Swapped Note under the terms of the New Swap Agreement to which such holder (or any affiliate thereof) is a party.

(c) The Swap Breakage Amount shall be payable in Dollars.

Section 8.8. Change in Control Prepayment Offer.

(a) Notice of Change in Control or Control Event. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes. In the case that a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.

Bruker Corporation	Note Purchase Agreement

(b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) that is not less than 10 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer).

(c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company at least 20 days prior to the Proposed Prepayment Date. If the holders of more than 35% of the principal amount of the Notes then outstanding accept such offer, the Company at least 7 Business Days prior to the Proposed Prepayment Date shall give written notice to each holder of Notes that has not so accepted the offer, in which notice the Company shall (i) state the aggregate outstanding principal amount of Notes in respect of which the offer has been accepted and (ii) renew the offer and extend the time for acceptance by stating that any holder of Notes may yet accept the offer, whether theretofore rejected or not, by causing a notice of such acceptance to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes at par (without any make-whole, premium, penalty, or Make-Whole Amount whatsoever or howsoever described) together with interest accrued thereon to the prepayment date selected by the Company plus any applicable Swap Breakage Loss with respect to any Swapped Note (and, subject to Section 8.7, less any applicable Swap Breakage Gain with respect to any Swapped Note). On the Business Day preceding the date of prepayment, the Company shall deliver to each holder of Notes being prepaid a statement showing the amount due in connection with such prepayment and setting forth the details of the computation of such amount. The prepayment shall be made on the Proposed Prepayment Date.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

Bruker Corporation	Note Purchase Agreement

(g) “Change in Control” Definition. “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than any Laukien Family Member, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Company by any Person or group; (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (e) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Subsidiary Guarantor. As used herein, “Laukien Family Member” shall mean any one or more of the following individuals: Frank Laukien, Dirk Laukien, Isolde Laukien and Joerg Laukien.

(h) “Control Event” Definition. “Control Event” means:

(i) the execution by any Note Party or any Subsidiary or Affiliates thereof of any binding definitive contract or agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, would reasonably be expected to result in a Change in Control,

(ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control, or

(iii) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934 as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934 as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

Section 8.9. Prepayment in Connection with a Noteholder Sanctions Event. (a) Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall refer specifically to this Section 8.9(a), and include the underlying evidence of the Noteholder Sanctions Event, the Company shall promptly, and in any event within 20 Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with interest thereon, plus any applicable Swap Breakage Loss, if any, with respect to any Swapped Note and, subject to Section 8.7, less any applicable Swap Breakage Gain, if any, with respect to any such Affected Note, to the prepayment date selected by the Company with

Bruker Corporation	Note Purchase Agreement

respect to each Affected Note but without payment of any Make-Whole Amount with respect thereto, which prepayment shall be on a Business Day not less than 30 days and not more than 90 days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”). Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company in writing by a stated date (the “Sanctions Prepayment Response Date”), which date is not later than 20 Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer. If such Affected Noteholder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

(b) Subject to the provisions of subparagraphs (c) and (d) of this Section 8.9, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such Affected Noteholder who has accepted (or has been deemed to have accepted) such prepayment offer (in accordance with subparagraph (a)), together with interest thereon, plus any applicable Swap Breakage Loss, if any, with respect to any Swapped Note and, subject to Section 8.7, less any applicable Swap Breakage Gain, if any, with respect to any such Affected Note, to the Sanctions Prepayment Date with respect to each such Affected Note, but without payment of any Make-Whole Amount with respect thereto.

(c) If a Noteholder Sanctions Event has occurred but the Company and/or its Controlled Entities have taken such action(s) in relation to their activities so as to remedy any violation by the Company or a Controlled Entity described in such Noteholder Sanctions Event (with the effect that such violation no longer exists, as reasonably determined by such Affected Noteholder) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event. If the Company and/or its Controlled Entities shall undertake any actions to remedy any such violation, the Company shall keep the holders reasonably and timely informed of such actions and the results thereof.

(d) If any Affected Noteholder that has given written notice to the Company of its acceptance of (or has been deemed to have accepted) the Company’s prepayment offer in accordance with subparagraph (a) also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any Governmental Authority in order to receive a prepayment pursuant to this Section 8.9, the principal amount of each Note held by such Affected Noteholder, together with interest thereon, plus any applicable Swap Breakage Loss, if any, with respect to any Swapped Note and, subject to Section 8.7, less any applicable Swap Breakage Gain, if any, with respect to any such Affected Note accrued thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.9 (which may include payment to an escrow account designated by such Affected Noteholder to be held in escrow for the benefit of such Affected Noteholder until such Affected Noteholder obtains such clearance from such Governmental Authority), and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.

Bruker Corporation	Note Purchase Agreement

(e) Promptly, and in any event within 10 Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other holder of Notes.

(f) The Company shall promptly, and in any event within 10 Business Days, give written notice to the holders after the Company or any Controlled Entity having been notified by a Sanctions Governmental Authority that (i) its name appears or may in the future appear on a State Sanctions List or (ii) it is in violation of, or is subject to the imposition of sanctions under, any Sanctions Laws, in each case which notice from the Company shall describe the facts and circumstances thereof, include a copy of the notice obtained from the Sanctions Governmental Authority, and set forth the action, if any, that the Company or a Controlled Entity proposes to take with respect thereto.

(g) The foregoing provisions of this Section 8.9 shall be in addition to any rights or remedies available to any holder of Notes that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 12.1 as a result of the events, conditions or actions of the Company or its Controlled Entities that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 12 shall control.

Section 8.10. Payments Due on Non-Business Days. Anything in the Note Documents to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount or Swap Breakage Loss on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 9.1. Compliance with Laws. Without limiting Section 10.9 and subject to Schedule 5.16(c), the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are

Bruker Corporation	Note Purchase Agreement

referred to in Section 5.16), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated except for any non-maintenance that would not reasonably be expected to have a Material Adverse Effect.

Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary not permitted by Section 10.4, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5. Corporate Existence, Etc. Subject to Section 10.6, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged, liquidated or integrated into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Bruker Corporation	Note Purchase Agreement

Section 9.6. Books and Records. The Company will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, keep proper books of record and account from which financial statements may be prepared in accordance with GAAP and, in any event, consistent with the Company’s (or such Subsidiary’s, as the case may be) past practice or changes in such practice necessary to meet the requirements of GAAP. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all Material transactions and Material dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all Material transactions and Material dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7. Subsidiary Guarantors. (a) The Company will cause each of their Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith:

(i) enter into an agreement substantially in the form of Exhibit 1 or in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or Swap Breakage Loss or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and

(ii) deliver the following to each holder of a Note:

(A) an executed counterpart of such Subsidiary Guaranty;

(B) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.15, 5.16, 5.17 and 5.18 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);

(C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

Bruker Corporation	Note Purchase Agreement

(D) an opinion of counsel reasonably satisfactory to the Required Holders, to the effect that the Subsidiary Guaranty executed by such Person has been duly authorized, executed and delivered by such Subsidiary Guarantor and that such Subsidiary Guaranty constitutes the legal, valid and binding agreement of such person enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

provided, that notwithstanding anything contained in this Section 9.7(a) to the contrary, the Company shall be under no obligation to (but may in its sole discretion) require any Foreign Subsidiary to become a Subsidiary Guarantor in respect of this Agreement and the Notes to the extent (x) such Foreign Subsidiary’s obligations under all Material Credit Facilities consist solely of direct borrowings solely to such Foreign Subsidiary (a “Foreign Borrowing”) or guaranties of a Foreign Borrowing by another Foreign Subsidiary (a “Foreign Guarantee”) and (y) such Foreign Subsidiary does not guarantee or otherwise become liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of Indebtedness of the Company or any Domestic Subsidiary under any Material Credit Facility. For all purposes of this Agreement, all Foreign Borrowings and Foreign Guarantees of any Foreign Subsidiary shall constitute Priority Debt so long as such Foreign Subsidiary is not a Subsidiary Guarantor in respect of this Agreement and Notes.

(b) At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). In the event of any such release, for purposes of Section 10.3, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release.

Bruker Corporation	Note Purchase Agreement

Section 9.8. Priority of Obligations. Each Note Party will ensure that its payment obligations under each Note Document, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of each Note Party, as applicable.

Section 9.9. Restriction on Use of Proceeds of the Notes in Switzerland. The Company shall (and shall ensure that each Subsidiary will) ensure that no proceeds of any Note (x) be on-lent or made available, directly or indirectly, to any member of the Company’s group incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act or (y) will otherwise be used or made available, directly or indirectly, in each case in a manner which would constitute a detrimental ‘use of proceeds in Switzerland’ (Mittelverwendung in der Schweiz) as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until such time as a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained confirming, based on correct and up to date facts and circumstances, that such use of proceeds of any Notes is permitted without interest payments under the Notes becoming subject to Swiss Withholding Tax.

SECTION 10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

Section 10.1. Maximum Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after the date of this Agreement, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.50 to 1.00 (the “Stated Ratio”); provided, however, at the Company’s election upon written notice given promptly to each holder of Notes, as of the last day of each of the four consecutive fiscal quarters immediately following a Material Acquisition, the Company may increase the Leverage Ratio by 0.50x above the Stated Ratio (the “Adjusted Leverage Ratio”), provided, further, that the Adjusted Leverage Ratio (i) shall step down by 0.25x after two (2) full fiscal quarters following the date of such Material Acquisition and (ii) shall return to the otherwise Stated Ratio after four (4) full fiscal quarters following the date of such Material Acquisition; provided further that in no event may the Leverage Ratio be greater than 3.50 to 1.00 following a Material Acquisition on more than three separate occasions during the term of this Agreement.

Section 10.2. Interest Coverage Ratio. The Company will not permit the ratio of Consolidated EBIT to Consolidated Interest Expense for each period of four consecutive fiscal quarters (calculated as at the end of each fiscal quarter for the four consecutive fiscal quarters then ended) to be less than 2.50 to 1.00.

Bruker Corporation	Note Purchase Agreement

Section 10.3. Priority Debt. The Company will not at any time permit the aggregate amount of all Priority Debt to exceed 15% of Consolidated Total Assets (Consolidated Total Assets to be determined as of the end of the then most recently ended fiscal quarter of the Company).

Section 10.4. Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a) Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, or Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e) Liens securing Indebtedness of a Subsidiary to the Company or to any Note Party;

(f) Liens existing as of the date of this Agreement and reflected in Schedule 10.4;

Bruker Corporation	Note Purchase Agreement

(g) Liens incurred after the date of this Agreement given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of the Company or any Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property (or, in the case of any Lien incurred within three hundred sixty-five (365) days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Indebtedness secured by such Lien), the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or any Subsidiary, shall not exceed the lesser of (y) the cost of such acquisition, construction or improvement or (z) the Fair Market Value of such property (as determined in good faith by one or more officers of the Company to whom authority to enter into the transaction has been delegated by the board of directors of the Company); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(h) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(i) Liens incurred after the date of this Agreement given to secure Indebtedness on property or assets of the Company or its Subsidiaries which Liens were given after the date of this Agreement, provided the Company makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property;

(j) any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (f), (g), (h) and (i) of this Section 10.4, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Indebtedness or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

Bruker Corporation	Note Purchase Agreement

(k) Liens of a collecting bank arising in the ordinary course of business under Section 4¬208 of the Uniform Commercial Code in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction), in each case covering only the items being collected upon;

(l) Liens attaching to commodity trading accounts or brokerage accounts incurred in the ordinary course of business;

(m) pledges or deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

(p) Liens that are customary contractual liens (including rights of set-off and pledges) encumbering deposits and accounts and (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred by the Company or any Subsidiary in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(q) Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any Acquisition by the Company or any Subsidiary permitted hereunder;

(r) Liens arising from precautionary Uniform Commercial Code financing statement filings made in connection with operating leases or consignment of goods;

Bruker Corporation	Note Purchase Agreement

(s) Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;

(t) customary Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds, all in favor of the provider of such services;

(u) any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Company or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens arising by operation of law under §1120 of the German Civil Code (Bürgerliches Gesetzbuch), under §369 of the German Commercial Code (Handelsgesetzbuch) or under similar provisions of Swiss law;

(x) Liens securing Priority Debt of the Company or any Subsidiary, provided that the aggregate principal amount of any such Priority Debt shall not at any time exceed the limitations set forth in Sections 10.1 and 10.3, provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.4(x), any Indebtedness outstanding under or pursuant to any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders. For purposes of this Section 10.4, Treasury Stock to the extent constituting margin stock shall be deemed not to be an asset of the Company and its Subsidiaries.

Section 10.5. Sales of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Subsidiaries; provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if such assets are sold in an arm’s length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition (but only with respect to that portion of such assets that exceeds the definition of “substantial part” set forth below) shall be used within 365 days of such sale, lease or disposition, in any combination:

Bruker Corporation	Note Purchase Agreement

(1) to acquire productive assets used or useful in carrying on the business of the Company and its Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; provided that, to the extent that the replacement property costs less than the value of the property being replaced and such replacement property performs at least equally to the property being replaced, the difference between the cost of such replacement property and the value of the property being replaced may be retained by the Company; and/or

(2) to prepay or retire Senior Debt of either the Company and/or its Subsidiaries, provided that (i) the Company shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, plus any Swap Breakage Loss with respect to any Swapped Note and, subject to Section 8.7, less any applicable Swap Breakage Gain with respect to any Swapped Note, but without the payment of the Make-Whole Amount. Any offer of prepayment of the Notes pursuant to this Section 10.5 shall be given to each holder of the Notes by written notice that shall be delivered not less than fifteen (15) days and not more than sixty (60) days prior to the proposed prepayment date. Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by such holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such holder’s Notes. Each holder of the Notes which desires to have its Notes prepaid shall notify the Company in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment. If a Holder does not accept an offer to prepay as set forth in this Section 10.5, the Company shall be permitted to retain the Ratable Portion of the net proceeds allocable to the Notes of such holder without any further requirements for reinvestment or prepayment as set forth in this Section 10.5.

As used in this Section 10.5, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 10% of the book value of Consolidated Total Assets, determined as of the end of the fiscal quarter immediately preceding such sale, lease or other disposition provided that there shall be excluded from any determination of a “substantial part” (i) any sale, lease or disposition of assets in the ordinary course of business of the Company and its Subsidiaries, (ii) any transfer of assets from the Company to any Subsidiary or from any Subsidiary to the Company or a Subsidiary, and (iii) any sale or transfer of property

Bruker Corporation	Note Purchase Agreement

acquired by the Company or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Company or any Subsidiary if the Company or a Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee. For purposes of this Section 10.5, Treasury Stock to the extent constituting margin stock shall be deemed not to be an asset of the Company and its Subsidiaries.

Section 10.6. Merger, Consolidation, Etc. The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be, (i) shall be a solvent corporation or limited liability company organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and (ii) if the Company, as the case may be, is not such corporation or limited liability company, (A) such corporation or limited liability company shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes, (B) such corporation or limited liability company shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (C) each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time of such transaction or each transaction in such a series of transactions occurs shall reaffirm its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders;

(b) in the case of any such transaction involving a Subsidiary, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary as an entirety, as the case may be, shall be (1) the Company, (2) another Subsidiary; or (3) any other Person so long as such other Person becomes a Subsidiary as of the effective time of the transaction or the transaction is treated as a disposition of all of the assets of such Subsidiary for purposes of Section 10.5 and, based on such characterization, would be permitted pursuant to Section 10.5; provided, if such Subsidiary is a Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs such Subsidiary Guarantor shall reaffirm its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

Bruker Corporation	Note Purchase Agreement

(c) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company or any Subsidiary shall have the effect of releasing the Company or such Subsidiary, as the case may be, or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.6, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.

Section 10.7. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than a Note Party or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of such Note Party’s or such Subsidiary’s business and upon fair and reasonable terms that are not Materially less favorable to such Note Party or such Subsidiary, taken as a whole, than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

Section 10.8. Line of Business. The Company will not, and will not permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum. The Company will not change its fiscal year from the basis in effect on the date of this Agreement.

Section 10.9. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or the subject of sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or the subject of sanctions under any applicable Sanctions Laws except as reflected on Schedule 5.16(c); provided, however, that no covenant shall be made with respect to any German Controlled Entity to the extent it would result in a violation by any German Controlled Entity, any holder or any affiliate of such holder or any Purchasers of section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation binding on that German Controlled Entity.

Bruker Corporation	Note Purchase Agreement

SECTION 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, or Swap Breakage Loss, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

(d) any Note Party defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) any Note Party receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of any Note Party or by any officer of any Note Party in any Note Document or any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any Material respect on the date as of which made; or

(f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Material Indebtedness (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Material Indebtedness (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of

Bruker Corporation	Note Purchase Agreement

any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Material Indebtedness before its regular maturity or before its regularly scheduled dates of payment (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other disposition in accordance with any applicable “due on sale” clause (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness; or

(g) the Company or any Subsidiary (other than an Immaterial Subsidiary) (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Subsidiary (other than an Immaterial Subsidiary), a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Subsidiary (other than an Immaterial Subsidiary), or any such petition shall be filed against the Company or any Subsidiary (other than an Immaterial Subsidiary) and such petition shall not be dismissed within 60 days; or

(i) any event occurs with respect to the Company or any Subsidiary (other than an Immaterial Subsidiary) which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

Bruker Corporation	Note Purchase Agreement

(j) one or more final judgments or orders for the payment of money aggregating in excess of $25,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Subsidiaries (other than an Immaterial Subsidiary) and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged or fully paid within 60 days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

(l) any Subsidiary Guaranty shall cease to be in full force and effect (other than in accordance with Section 9.7(b)), any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty (other than in accordance with Section 9.7(b)).

Bruker Corporation	Note Purchase Agreement

SECTION 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount or Swap Breakage Loss determined in respect of such principal amount (and, subject to Section 8.7, less any applicable Swap Breakage Gain with respect to any Swapped Note), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or Swap Breakage Loss by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies. If any Default has occurred and is continuing pursuant to Sections 11(g), (h) or (i) or an Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Swap Breakage Loss, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole

Bruker Corporation	Note Purchase Agreement

Amount or Swap Breakage Loss, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by any Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable and documented out-of-pocket attorneys’ fees, expenses and disbursements for one special counsel for the holders and one special local counsel for the holders, as applicable.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(a)(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly

Bruker Corporation	Note Purchase Agreement

executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same series (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1(a) or 1(b), as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than (i) CHF2,000,000 in the case of Swiss Francs Notes or (ii) €1,000,000 in the case of Euro Notes, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than (i) CHF2,000,000 in the case of the Swiss Francs Notes or (ii) €1,000,000 in the case of the Euro Notes. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within 10 Business Days thereafter, the Company at its reasonable expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Bruker Corporation	Note Purchase Agreement

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount or Swap Breakage Loss, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount or Swap Breakage Loss, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2. Except to the extent required by applicable law, all payments by or on account of the Company under the Note Document shall be made without deduction or withholding for any taxes. The Company shall promptly upon becoming aware that a Note Party must make a deduction or withholding for any Taxes (or that there is any change in the rate or the basis of a deduction or withholding for any Taxes) notify the holders of a Note accordingly. If any deduction or withholding is required, such deduction or withholding shall be made and shall be timely paid to the relevant Government Authority in accordance with applicable law. If a deduction or withholding for any Taxes is required by law to be made by a Note Party, other than (1) a deduction under FATCA or (2) a deduction because of the failure of the holder to supply any information required by U.S. tax law, the amount of the payment due from that Note Party to a holder of a Note shall be increased to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no deduction or withholding for any Taxes had been required. Except as otherwise required by applicable law, the Company agrees that it will not withhold from any applicable payment to be made to a holder of a Note that is not a United States Person any tax levied by the United States so long as such holder shall have delivered to the Company (in such number of copies as shall be requested) on or about the date on which such holder becomes a holder under this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, as well as the applicable “U.S. Tax Compliance Certificate” substantially in the form attached as Exhibit 14.2, in both cases correctly completed and executed.

Bruker Corporation	Note Purchase Agreement

Section 14.3. FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Note Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Note Document, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by any Note Document, and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

Bruker Corporation	Note Purchase Agreement

The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable and documented out-of-pocket attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.

Section 15.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction of organization of any Note Party or any other jurisdiction where any Note Party has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any other Note Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Note Party pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Note Parties hereunder.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Note Document, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of Note Documents, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Note Party pursuant to any Note Document shall be deemed representations and warranties of such Note Party under the Note Documents. Subject to the preceding sentence, the Note Documents embody the entire agreement and understanding between each Purchaser and the Note Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

Bruker Corporation	Note Purchase Agreement

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount or Swap Breakage Loss, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17, 20 or 22.8.

SECTION 17.2. SOLICITATION OF HOLDERS OF NOTES.

(a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Bruker Corporation	Note Purchase Agreement

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any other Note Document shall operate as a waiver of any rights of any holder of such Note.

Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any Note Document, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18. NOTICES; ENGLISH LANGUAGE.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by an internationally recognized commercial delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing;

Notices under this Section 18 will be deemed given only when actually received.

Bruker Corporation	Note Purchase Agreement

SECTION 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii)

Bruker Corporation	Note Purchase Agreement

the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes or any other Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such written notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of written notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of such Notes under this Agreement.

Bruker Corporation	Note Purchase Agreement

SECTION 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.6, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

In the event of any change in GAAP from time to time after the date of this Agreement which could reasonably be expected to impact certain covenant levels or other components of financial computations required to be made under this Agreement, the Company shall promptly provide notice of such change to each of the holders of the Notes then outstanding and, at the request of the Company or the holders, the Company and such holders shall promptly thereafter enter into good faith negotiations to amend or modify such covenant levels or other components of financial computations in order to take into account and negate the effects of such change. If the Company and the Required Holders are unable to reach a mutually acceptable amendment or modification of such covenants and defined terms within a period of 60 days following the date (the “Expiry Date”) of such notice by Company, for purposes of determining compliance with the covenants which are the subject of such discussion, then and thereafter compliance with any covenant(s) affected by such change(s) shall be determined by reference to GAAP as in effect immediately prior to any such change(s) (“Frozen GAAP”) and any determination as to whether or not a Default or an Event of Default shall have occurred shall be made on that basis.

Promptly and in any event within ten Business Days after the earlier of the effective date of such amendment or modification agreed to by the Company and the Required Holders and the Expiry Date, the Company will furnish each holder of the Notes with certificates or written statements of a Responsible Officer describing in reasonable detail the adjustments to covenant levels or other components of financial computations so approved or the application of Frozen GAAP, as applicable, and certifying that any such adjustment or application, as the case may be, has been made in accordance with the requirements of the preceding paragraph of this Section.

Bruker Corporation	Note Purchase Agreement

In the event of the application of Frozen GAAP, each set of financial statements delivered to holders of Notes pursuant to Section 7.1(a) or (b) shall include detailed reconciliations reasonably satisfactory to the Required Holders as to the effect of such change in GAAP and the application of Frozen GAAP.

Notwithstanding the effectiveness of any changes in GAAP from time to time (including changes described in Accounting Standard Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect), any lease that would be characterized as an operating lease under GAAP in effect immediately prior to December 15, 2018 (whether such lease is entered into before or after the date of Closing) shall not constitute a Capital Lease under this Agreement or any other Note Document as a result of such changes in GAAP unless otherwise agreed to in writing by the Company and the Required Holders.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import,

Bruker Corporation	Note Purchase Agreement

shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The parties agree to electronic contracting and signatures with respect to this Agreement and the other Note Documents (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and such other Note Documents (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Note Documents (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 22.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to any Note Document. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Bruker Corporation	Note Purchase Agreement

(b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to such Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.8. Obligation to Make Payment in Swiss Francs, Euros or Dollars. Any payment on account of an amount that is payable hereunder or under the Notes in Swiss Francs, Euros or Dollars, as applicable, which is made to or for the account of any holder in any currency other than such currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligations of the Company under this Agreement or the Notes only to the extent of the amount of Swiss Francs, Euros or Dollars, as applicable, which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Swiss Francs, Euros or Dollars, as applicable, that could be so purchased is less than the amount of Swiss Francs, Euros or Dollars, as applicable, originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against such deficiency; provided, however, that such holder shall provide written notice to the Company of any such deficiency and a calculation thereof in

Bruker Corporation	Note Purchase Agreement

reasonable detail. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

Section 22.9. Determinations involving Different Currencies. For the purposes of (a) allocating any partial prepayment of the Notes, (ii) allocating any offer with respect to any partial prepayment of the Notes, (iii) determining the percentage ownership of Notes under the definition of “Required Holder”, (iv) determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent given under this Agreement or any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding or (v) any other determination of the requisite percentage of the principal amount of any Notes of more than one currency, (i) the principal amount of any outstanding Euro Notes shall be deemed to be the equivalent in Dollars calculated on the basis of an exchange rate of €1.1435 to $1.00 and the (ii) the principal amount of any outstanding Swiss Francs Notes shall be deemed to be the equivalent in Dollars calculated on the basis of an exchange rate of CHF 0.9212 to $1.00.

*     *     *     *     *

Bruker Corporation	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

BRUKER CORPORATION

By:	/s/ Gerald Herman
Title: Chief Financial Officer
Name: Gerald Herman

Bruker Corporation	Note Purchase Agreement

Accepted as of the date first written above.

MEMBER CAPITAL ADVISORS INC. ON BEHALF OF CMFG LIFE INSURANCE COMPANY

By:	MetLife Investment Management, LLC, It’s Investment Manager

By	/s/ Edward Teagan
Name: Edward Teagan
Title: Authorized Signatory

Bruker Corporation	Note Purchase Agreement

Accepted as of the date first written above.

METROPOLITAN LIFE INSURANCE COMPANY

By:	MetLife Investment Management, LLC, Its Investment Manager

METLIFE INSURANCE K.K.

By:	MetLife Investment Management, LLC, Its Investment Manager

By	/s/ Edward Teagan
Name: Edward Teagan
Title: Authorized Signatory

Bruker Corporation	Note Purchase Agreement

Accepted as of the date first written above.

PENSIONSKASSE DES BUNDES PUBLICA

By:	MetLife Investment Management Limited, as Investment Manager

By	/s/ Geert Henckens
Name: Geert Henckens
Title: Authorized Signatory

Bruker Corporation	Note Purchase Agreement

Accepted as of the date first written above.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	PGIM, Inc., as investment manager

By	/s/ Kamau Hixson
Name: Kamau Hixson
Title: Vice President

Bruker Corporation	Note Purchase Agreement

Accepted as of the date first written above.

PENSIONSKASSE DES BUNDES PUBLICA

By: PGIM Private Capital Limited, as investment manager

By	/s/ Tolgar Sirvanci
Name: Tolgar Sirvanci
Title: Director

PRUCO LIFE INSURANCE COMPANY

By: PGIM, Inc., as investment manager

By	/s/ Kamau Hixson
Name: Kamau Hixson
Title: Vice President

PRUDENTIAL LEGACY INSURANCE COMPANY OF NEW JERSEY

By: PGIM, Inc., as investment manager

By	/s/ Kamau Hixson
Name: Kamau Hixson
Title: Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: PGIM, Inc., as investment manager

By	/s/ Kamau Hixson
Name: Kamau Hixson
Title: Vice President

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person.

“Adjusted Ratio” is defined in Section 10.1.

“Affected Notes” is defined in Section 8.9.

“Affected Noteholder” is defined with the definition of “Noteholder Sanctions Event.”

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or Equity Interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or Equity Interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Applicable Percentage” is defined in Section 8.6(a).

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under any applicable Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

SCHEDULE A

(to Note Purchase Agreement)

“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Zurich, Switzerland are required or authorized to be closed.

“Called Principal” is defined in Section 8.6(a).

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” is defined in Section 8.8(g).

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated EBIT” means Consolidated EBITDA minus any amounts added to Consolidated EBITDA with respect to (i) depreciation (including depreciation of demonstration equipment) and (ii) amortization.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation (including write down to net realizable value of demonstration equipment), (iv) amortization, (v) extraordinary non-cash losses incurred other than in the ordinary course of business, (vi) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of, or consultant to, the Company or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Company, (vii) (A) unrealized non-cash losses relating to any foreign currency hedging or currency fluctuations and (B) unrealized non-cash losses related to interest rate hedging, (viii) all other non-cash charges, non-cash expenses and non-cash losses of the Company or any Subsidiary that are not otherwise expressly excluded from the calculation of Consolidated EBITDA pursuant hereto (and excluding (A) any non-cash charge, non-cash expense and non-cash loss that represents an accrual or reserve for a cash expenditure to be made in a subsequent period and (B) minority interest expense), (ix) integration charges, severance charges, and restructuring charges resulting from Acquisitions, provided that (A) such charges shall be incurred within twelve (12) months of the related Acquisition and (B) the aggregate amount added to Consolidated Net Income pursuant to this clause (ix) and clause (x) below in any period shall not exceed fifteen percent (15%) of Consolidated EBITDA for such period (calculated prior to giving effect to this clause (ix) and such clause (x)), (x) other restructuring charges, other than those arising from an Acquisition, provided that such restructuring charges are incurred under a restructuring program approved by the Company’s senior management, provided that the aggregate amount added to Consolidated Net Income pursuant to clause (ix) above and this clause (x) in any period shall not exceed fifteen percent (15%) of Consolidated EBITDA for such period (calculated prior to giving effect to such clause (ix) and this clause (x)), minus, (xi) to the extent included in Consolidated Net Income, the sum of (A) interest income, (B) extraordinary gains realized other than in the ordinary course of business and (C) unrealized non-cash gains relating to any foreign currency hedging or currency fluctuations, and unrealized non-cash gains related to interest rate hedging, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate swap agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Tangible Assets” means, at any time, (i) the aggregate amount of all assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP minus (ii) to the extent included in a determination pursuant to the foregoing clause (1), the aggregate amount of all assets which constitute “intangible assets” of the Company and its Subsidiaries determined in accordance with GAAP, including without limitation any “goodwill”.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the result of (a) the sum, without duplication, of (i) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP (excluding the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the undrawn letters of credit outstanding) and (ii) Indebtedness of the type referred to in clause (i) hereof of another Person guaranteed by the Company or any of its Subsidiaries, minus (b) the Unrestricted Cash Amount.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Control Event” is defined in Section 8.8(h).

“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

“Credit Agreement” means that certain Credit Agreement dated as of December 11, 2019 by and between the Company, Bruker Invest AG, incorporated in Switzerland as a corporation limited by shares, Bruker Finance B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto, as further amended by that certain First Amendment to Term Loan Agreement dated as of May 12, 2021.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, for either series of Notes, that rate of interest per annum that is 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes of such series.

“Disclosure Documents” is defined in Section 5.3.

“Discounted Value” is defined in Section 8.6(a).

“Dollars” or “$” means lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Note Party under section 414 of the Code.

“Euro” or “€” means the single currency of the European Union Member States participating in the European Monetary Union.

“Euro Notes” is defined in Section 1.1.

“Event of Default” is defined in Section 11.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not Materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Form 10-K” is defined in Section 7.1(b).

“Form 10-Q” is defined in Section 7.1(a).

“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any state or other political subdivision thereof, or

(ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations (other than obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Immaterial Subsidiary” shall mean any Subsidiary that (together with its Subsidiaries), as of the last day of the most recently completed fiscal quarter of the Company, for which financial statements have been delivered pursuant to Section 7.1 and for the period of four consecutive fiscal quarters then ended (a) (i) contributed less than ten percent (10%) of the Company’s Consolidated EBITDA for such period and (ii) the consolidated total assets of which constituted less than ten percent (10%) of the Company’s Consolidated Total Assets as of such date, and (b) (i) taken together with all other Immaterial Subsidiaries as of such date, contributed less than ten percent (10%) of the Company’s Consolidated EBITDA for such period and (ii) the consolidated total assets of which, taken together with the consolidated total assets of all other Immaterial Subsidiaries as of such date, constituted less than ten percent (10%) of the Company’s Consolidated Total Assets as of such date.

“Incremental Leverage Fee” is defined in Section 1.2(a).

“Incremental Leverage Fee Payment” is defined in Section 1.2(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable and intercompany charges of expenses (including expenses related to research and development and intellectual technology) and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary in the foregoing, in connection with any Acquisition of any Person (or all or substantially all of the assets of any Person) not prohibited hereunder (or any sale, transfer or other disposition by the Company or any Subsidiary permitted hereunder), the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Acquisition (or the buyer in such sale, transfer or other disposition, as the case may be) may become entitled or contingent indemnity obligations that may be owed to such seller (or buyer, if applicable) in respect thereof. The amount of Indebtedness of any Person for purposes of clause (f) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“INHAM Exemption” is defined in Section 6.2(e).

“Initial Swap Agreement” is defined in Section 8.6(c).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 50% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Make-Whole Amount” is defined in Section 8.6.

“margin stock” is defined in Section 5.14(a).

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Note Parties and their Subsidiaries taken as a whole.

“Material Acquisition” means any Acquisition by the Company or any Subsidiary that involves the payment of consideration by the Company and its Subsidiaries in excess of $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Note Party to perform its obligations under any Note Document or (c) the validity or enforceability of any Note Document.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a) the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;

(b) the 2019 Note Purchase Agreement;

(c) the 2012 Note Purchase Agreement; and

(c) any other agreement(s) creating or evidencing indebtedness for borrowed money entered into by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (each a “Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility, and no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $100,000,000.

“Material Indebtedness” means any Indebtedness (other than the Notes), or obligations in respect of one or more Swap Contract, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Maturity Date” is defined in the first paragraph of each Note.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“New Swap Agreement” is defined in Section 8.6(c).

“Non-Swapped Note” means each of the Non-Swapped Euro Denominated Notes and Non-Swapped Swiss Francs Denominated Notes.

“Non-Swapped Euro Denominated Note” is defined in Section 8.6(b).

“Non-Swapped Swiss Francs Denominated Note” is defined in Section 8.6(a).

“Non-Swapped Euro Denominated Note Applicable Percentage” is defined in Section 8.6(b).

“Non-Swapped Euro Denominated Note Called Principal” is defined in Section 8.6(b).

“Non-Swapped Euro Denominated Note Discounted Value” is defined in Section 8.6(b).

“Non-Swapped Euro Denominated Note Reinvestment Yield” is defined in Section 8.8(b).

“Non-Swapped Euro Denominated Note Remaining Average Life” is defined in Section 8.6(b).

“Non-Swapped Euro Denominated Note Remaining Scheduled Payments” is defined in Section 8.6(b).

“Non-Swapped Euro Denominated Note Settlement Date” is defined in Section 8.6(b).

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Note Party or any Subsidiary primarily for the benefit of employees of a Note Party or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Note Document” shall mean and include each of (i) this Agreement, (ii) any Notes, (iii) the Subsidiary Guaranty, and (iv) any other agreement, document or instrument evidencing any obligation by any Note Party for the benefit of the holders, in each case, as amended, modified or supplemented from time to time.

“Note Party and Note Parties” mean, individually, any of the Company or Subsidiary Guarantors and, collectively, the Company and the Subsidiary Guarantors.

“Noteholder Sanctions Event” means, with respect to any holder of a Note (an “Affected Noteholder”), such holder or any of its affiliates is in violation of or the subject of sanctions (a) under any Sanctions Laws as a result of the Company or any Controlled Entity becoming a Blocked Person or, (b) under any Sanctions Laws as a result of directly or indirectly, has any investment in or engages in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person as the result of a written finding by a Sanctions Governmental Authority or (c) under any similar laws, regulations or orders adopted by any State within the United States as a result of the name of the Company or any Controlled Entity appearing on a State Sanctions List.

“Notes” is defined in Section 1.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Original Swap Agreement” is defined in Section 8.6(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (i) all unsecured Indebtedness of Subsidiaries (including all Guarantees of Indebtedness but excluding (w) the aggregate amount of Indebtedness of Subsidiaries related to letters of credit or similar instruments outstanding that evidence obligations related to customer deposits received in the ordinary course of business, in each case, to the extent such instruments remain undrawn and are for the benefit of such customers in respect of such customer deposits, (x) Indebtedness owing to the Company or any other Subsidiary, (y) Indebtedness outstanding at the time such Person became a Subsidiary, provided that such Indebtedness shall have not been incurred in contemplation of such person becoming a Subsidiary, and (z) Indebtedness of any Subsidiary Guarantor, and (ii) all Indebtedness of the Company and its Subsidiaries secured by Liens other than Indebtedness secured by Liens permitted by subparagraphs (a) through (w), inclusive, of Section 10.4. For the avoidance of doubt, except as set forth in the preceding sentence, all Indebtedness of any Foreign Subsidiary that does not become a Subsidiary Guarantor under the terms of this Agreement will constitute Priority Debt for all purposes of this Agreement.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Proposed Prepayment Date” is defined in Section 8.8(b).

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“QPAM Exemption” is defined in Section 6.2(d).

“Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) the amount equal to the net proceeds being so applied to the prepayment of Senior Debt in accordance with Section 10.5(2), multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Debt of the Note Parties and their Subsidiaries being prepaid pursuant to Section 10.5(2).

“Reinvestment Yield” is defined in Section 8.6(a).

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Remaining Average Life” is defined in Section 8.6(a).

“Remaining Scheduled Payments” is defined in Section 8.6(a).

“Replacement Swap Agreement” is defined in Section 8.6(c).

“Required Holders” means, at any time on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Note Party or any of their Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctions Governmental Authority” means (i) OFAC, (ii) a state Governmental Authority that administers and enforces State Sanctions List within the United States of America, or (iii) a Governmental Authority of Switzerland that administers and enforces sanctions under the laws of Switzerland.

“Sanctions Laws” means the U.S. Economic Sanctions Laws and any trade, economic or financial sanctions laws, regulations, or restrictive measures administered, enacted or enforced by Switzerland or the respective governmental institutions and agencies of Switzerland.

“Sanctions Prepayment Date” is defined in Section 8.9.

“Sanctions Prepayment Offer” is defined in Section 8.9.

“Sanctions Prepayment Response Date” is defined in Section 8.9.

“SEC” means the Securities and Exchange Commission of the United States.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Debt” means, as of the date of any determination thereof, all Consolidated Total Indebtedness, other than Subordinated Debt.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Series A Notes” is defined in Section 1.1.

“Series B Notes” is defined in Section 1.1.

“Settlement Date” is defined in Section 8.6(a).

“Solvent” means, in reference to any Note Party or any of their Subsidiaries, (i) the fair value of the assets of such Note Party or such Subsidiary, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Note Party or such Subsidiary will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Note Party or such Subsidiary will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Note Party or such Subsidiary will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Source” is defined in Section 6.2.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America or Switzerland pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under Sanctions Laws.

“Stated Ratio” is defined in Section 10.1.

“Subordinated Debt” means all unsecured Indebtedness of the Note Parties which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Indebtedness of the Note Parties (including, without limitation, the obligations of the Company under the Note Documents).

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty, including, for the avoidance of doubt, any Subsidiary which becomes a Subsidiary Guarantor pursuant to Section 9.7 or otherwise.

“Subsidiary Guaranty” is defined in Section 9.7(a).

“Substitute Purchaser” is defined in Section 21.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Agreement” is defined in Section 8.6(c).

“Swap Breakage Amount” is defined in Section 8.7(b).

“Swap Breakage Amount Notice” is defined in Section 8.7(a).

“Swap Breakage Gain” is defined in Section 8.7(b).

“Swap Breakage Loss” is defined in Section 8.7(b).

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Swapped Note” is defined in Section 8.6(c).

“Swapped Note Applicable Percentage” is defined in Section 8.6(c).

“Swapped Note Called Notional Amount” is defined in Section 8.6(c).

“Swapped Note Called Principal” is defined in Section 8.6(c).

“Swapped Note Discounted Value” is defined in Section 8.6(c).

“Swapped Note Reinvestment Yield” is defined in Section 8.6(c).

“Swapped Note Remaining Average Life” is defined in Section 8.6(c).

“Swapped Note Remaining Scheduled Swap Payments” is defined in Section 8.6(c).

“Swapped Note Settlement Date” is defined in Section 8.6(c).

“Swiss Francs” or “CHF” means the lawful currency of Switzerland.

“Swiss Francs Notes” is defined in Section 1.1.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Treasury Stock” means capital stock of the Company that is owned by the Company and held in treasury.

“2012 Note Purchase Agreement” means the Note Purchase Agreement, dated as of January 18, 2012, between the Company and the purchaser party thereto, as amended by that certain First Amendment to Note Purchase Agreement dated as of April 24, 2020 pursuant to which the Company issued its Senior Notes in the aggregate principal amount of $240,000,000, as such agreement is further amended, supplemented and otherwise modified from time to time.

“2019 Note Purchase Agreement” means the Note Purchase Agreement, dated as of December 11, 2019, between the Company and the purchaser party thereto, as amended by that certain First Amendment to Note Purchase Agreement dated as of April 24, 2020, pursuant to which the Company issued its Senior Notes in the aggregate principal amount of CHF 297,000,000, as such agreement is further amended, supplemented and otherwise modified from time to time.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Unrestricted Cash” means cash and cash equivalents of the Company and its Subsidiaries that (i) does not appear as “restricted” on a consolidated balance sheet of the Company or any of its Subsidiaries and (ii) is not otherwise subject to any Lien.

“Unrestricted Cash Amount” shall mean, on any date of determination, the lesser of (a) Unrestricted Cash in an amount equal to $100,000,000 and (b) the aggregate sum of Unrestricted Cash, in each case, of the Company and the Subsidiary Guarantors.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

[FORM OF SERIES A NOTE]

BRUKER CORPORATION

0.88% SERIES A SENIOR NOTE DUE DECEMBER 8, 2031

No. RA-[_____]	[Date]
$[_______]	PPN 116794 B#4

FOR VALUE RECEIVED, the undersigned, BRUKER CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] SWISS FRANCS(or so much thereof as shall not have been prepaid) on December 8, 2031 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 0.88% per annum from the date hereof, payable semiannually, on the 7th day of June and December in each year, commencing with the June 7 or December 7 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Swap Breakage Loss, at a rate per annum from time to time equal to the Default Rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of and interest (other than the Incremental Leverage Fee if this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below)) on this Note are to be made in the lawful currency of Switzerland. At any time this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount, any Swap Breakage Loss and any Incremental Leverage Fee with respect to this Note are to be made in Dollars. At any time this Note is a Non-Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount with respect to this Note are to be made in Swiss Francs. In each case, payments on this Note are to be made in accordance with Section 14.1 or Section 14.2, as applicable, as provided in the Note Purchase Agreement referred to below or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated December 7, 2021 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

SCHEDULE 1(b)

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Swap Breakage Loss) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

BRUKER CORPORATION

By:

Name: Title:

1(a)-2

No. RA-[_____]

[FORM OF SERIES B NOTE]

BRUKER CORPORATION

1.03% SERIES B SENIOR NOTE DUE DECEMBER 8, 2031

No. RB-[_____]	[Date]
$[_______]	PPN 116794 C*7

FOR VALUE RECEIVED, the undersigned, BRUKER CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] EUROS (or so much thereof as shall not have been prepaid) on December 8, 2031 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 1.03% per annum from the date hereof, payable semiannually, on the 7th day of June and December in each year, commencing with the June 7 or December 7 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Swap Breakage Loss, at a rate per annum from time to time equal to the Default Rate payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).

Payments of principal of and interest (other than the Incremental Leverage Fee if this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below)) on this Note are to be made in the lawful currency of European Union. At any time this Note is a Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount, any Swap Breakage Loss and any Incremental Leverage Fee with respect to this Note are to be made in Dollars. At any time this Note is a Non-Swapped Note (as defined in the Note Purchase Agreement referred to below), payments of any Make-Whole Amount with respect to this Note are to be made in Euros. In each case, payments on this Note are to be made in accordance with Section 14.1 or Section 14.2, as applicable, as provided in the Note Purchase Agreement referred to below or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.]

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated December 7, 2021 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

SCHEDULE 5.3

(to Note Purchase Agreement)

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount or Swap Breakage Loss) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

BRUKER CORPORATION

By

Name:
Title:

1(a)-2

No. RA-[_____]

SCHEDULE 5.4

SUBSIDIARIES OF THE COMPANY AND

OWNERSHIP OF SUBSIDIARY STOCK

(i) Subsidiaries:

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	SUBSIDIARY GUARANTOR
Bruker Energy & Supercon Technologies, Inc.	Delaware, U.S.A.	100% owned by Bruker Corporation	No

Bruker AXS LLC	Delaware, U.S.A.	100% owned by Bruker Nano, Inc.	Yes

Bruker AXS Holdings, Inc.	Delaware, U.S.A.	100% owned by Bruker Corporation	No

Bruker BioSpin Corporation	Massachusetts, U.S.A.	100% owned by Bruker Corporation	Yes

Bruker Scientific LLC (formerly known as Bruker Optics Inc.)	Delaware, U.S.A.	100% owned by Bruker Corporation	Yes

Hydrostatic Extrusions Ltd.	United Kingdom	100% owned by Bruker Energy & Supercon Technologies, Inc.	No

Bruker OST LLC	Delaware, U.S.A.	100% owned by Bruker Energy & Supercon Technologies, Inc.	No

Bruker EAS GmbH	Germany	100% owned by Bruker Energy & Supercon Technologies, Inc.	No

RI Research Instruments GmbH	Germany	51% owned by Bruker Energy & Supercon Technologies, Inc.	No

Bruker AXS GmbH	Germany	90% owned by Bruker AXS LLC and 10% by Bruker Corporation	No

Bruker Handheld LLC	Delaware, U.S.A.	100% owned by Bruker AXS LLC	No

Bruker Nano, Inc.	Arizona, United States	100% owned by Bruker AXS Holdings, Inc.	Yes

Vutara LLC	Delaware, U.S.A.	100% owned by Bruker Nano, Inc.	No

PURCHASER SCHEDULE

(to Note Purchase Agreement)

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	SUBSIDIARY GUARANTOR
Anasys Instruments Corp.	Delaware, U.S.A.	100% owned by Bruker Nano, Inc.	No

Acuity Spatial Genomics, Inc.	Delaware, U.S.A.	86% owned by Bruker Nano, Inc.	No

Canopy BioScience LLC	Delaware, U.S.A.	100% owned by Bruker Nano, Inc.	No

Bruker Austria GmbH	Austria	100% owned by Bruker AXS GmbH	No

Bruker Singapore Pte Ltd	Singapore	100% owned by Bruker Invest AG	No

Bruker do Brasil Ltda.	Brazil	100% owned by Bruker AXS GmbH	No

Bruker Mexicana S.A. de C.V.	Mexico	99.99% owned by Bruker AXS GmbH and 0.01% owned by Bruker AXS LLC	No

Bruker Polska Sp. Z o.o.	Poland	100% owned by Bruker AXS GmbH	No

Bruker South Africa (Pty) Ltd.	South Africa	100% owned by Bruker AXS GmbH	No

InCoaTec GmbH	Germany	66% owned by Bruker AXS GmbH	No

Bruker Nano GmbH	Germany	100% owned by Bruker AXS GmbH	No

Bruker Invest AG	Switzerland	90% owned by Bruker BioSpin Corp. and 10% owned by Bruker Corporation	No

Bruker Switzerland AG	Switzerland	100% owned by Bruker Invest AG	No

Mestrelab Research S.L.	Spain	50.998% owned by Bruker Switzerland AG	No

PMOD Technologies LLC	Switzerland	100% owned by Bruker Switzerland AG	No

Agapetus GmbH	Austria	100% owned by Bruker Switzerland AG	No

Alicona Imaging GmbH	Austria	100% owned by Agapetus GmbH	No

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	SUBSIDIARY GUARANTOR
Bruker Arabia Limited	Saudi Arabia	100% owned by Bruker Switzerland AG	No

Bruker Espanola S.A.	Spain	100% owned by Bruker Invest AG	No

Bruker Japan K.K.	Japan	100% owned by Bruker Invest AG	No

Bruker Korea Co. Ltd.	Korea	100% owned by Bruker Invest AG	No

Bruker BioSpin MRI GmbH	Germany	90% owned by Bruker Physik GmbH, 10% owned by Bruker Invest AG	No

Luxendo GmbH	Germany	100% owned by Bruker Invest AG	No

Bruker Nederland B.V.	Netherlands	100% owned by Bruker Invest AG	No

Bruker Ltd.	Canada	100% owned by Bruker Invest AG	No

Bruker UK Ltd.	United Kingdom	100% owned by Bruker Invest AG	No

Bruker AXS Ltd.	United Kingdom	50% owned by Bruker UK Ltd. and 50% owned by Bruker Invest AG	No

Bruker JV UK Ltd.	United Kingdom	100% owned by Bruker UK Ltd.	No

Bruker France S.A.S.	France	100% owned by Bruker Invest AG	No

Bruker Belgium S.A./N.V.	Belgium	99.99% owned by Bruker Invest AG and .01% owned by Bruker Switzerland AG	No

Bruker Turkey Teknolojik Sistemler Ticaret Ltd. Sirketi	Turkey	99.74% owned by Bruker Invest AG and .26% by Bruker Switzerland AG	No

Bruker Italia S.r.l. Unipersonale	Italy	100% owned by Bruker Invest AG	No

XGLabs S.r.l.	Italy	100% owned by Bruker Italia S.r.l.	No

Bruker Portugal Unipessoal Lda.	Portugal	100% owned by Bruker Invest AG	No

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	SUBSIDIARY GUARANTOR
Bruker Scientific Israel Ltd.	Israel	100% owned by Bruker Invest AG	No

Bruker Technologies Ltd.	Israel	100% owned by Bruker Scientific Israel Ltd.	No

Bruker (Beijing) Scientific Technology Co., Ltd.	China	100% owned by Bruker Singapore Pte. Ltd.	No

Bruker (Malaysia) SDN BHD	Malaysia	100% owned by Bruker Invest AG	No

Bruker Ltd.	Russia	100% owned by Bruker Invest AG	No

Bruker India Scientific PVT, Ltd.	India	73.59% owned by Bruker Invest AG, 6.53% owned by Bruker Daltonik GmbH and 19.88% owned by Bruker AXS GmbH	No

Bruker PTY Ltd.	Australia	100% owned by Bruker Invest AG	No

Molecubes NV	Belgium	100% owned by Bruker Invest AG	No

Bruker Physik GmbH	Germany	50.5% owned by Bruker BioSpin Corporation, 24.75% owned by Bruker Daltonik GmbH and 24.75% owned by Bruker Optik GmbH	No

Bruker BioSpin GmbH	Germany	100% owned by Bruker Physik GmbH	No

Bruker Daltonik GmbH	Germany	90% owned by Bruker Scientific LLC and 10% by Bruker Corporation	No

Bruker Holdings B.V.	The Netherlands	100% owned by Bruker Scientific LLC	No

Bruker Taiwan Co. Ltd.	Taiwan	100% owned by Bruker Scientific LLC	No

Bruker Finance B.V.	Netherlands	100% owned by Bruker Scientific LLC	No

Bruker Daltonics Ltd.	United Kingdom	100% owned by Bruker Scientific LLC	No

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	SUBSIDIARY GUARANTOR
Bruker Detection Corporation	Massachusetts, U.S.A.	100% owned by Bruker Scientific LLC	No

Bruker Nordic AB	Sweden	100% owned by Bruker Scientific LLC	No

GlycoPath, Inc.	Delaware, U.S.A.	100% owned by Bruker Scientific LLC	No

Bruker Verwaltungs GmbH	Germany	100% owned by Bruker Daltonik GmbH	No

Hain LifeScience GmbH	Germany	80% owned by Bruker Daltonics GmbH & Co. KG	No

Hain LifeScience E.A. Ltd.	Kenya	100% owned by Hain LifeScience GmbH	No

Lifescience Solutions Africa (pty) Ltd.	South Africa	100% owned by Hain LifeScience GmbH	No

Biocetra AS	Norway	100% owned by Hain LifeScience GmbH	No

SAS Biocentric	France	100% owned by Hain LifeScience GmbH	No

Hain LifeScience S.A. Pty. Ltd.	South Africa	100% owned by Hain LifeScience GmbH	No

Advanced Diagnostic Solutions Pty Ltd.	South Africa	50% owned by Hain LifeScience GmbH and 50% owned by Hain LifeScience S.A. Pty. Ltd.	No

Bruker Business Support Center sp. Z.o.o.	Poland	100% owned by Bruker Finance B.V.	No

Bruker Daltonics GmbH & Co. KG	Germany	100% owned by Bruker Daltonik GmbH	No

Bruker s.r.o.	Czech Republic	100% owned by Bruker Daltonics GmbH & Co. KG	No

Merlin Diagnostika GmbH	Germany	100% owned by Bruker Daltonics GmbH & Co. KG	No

InVivo Biotech Svs GmbH	Germany	100% owned by Bruker Daltonics GmbH & Co. KG	No

Bruker Optik GmbH	Germany	100% owned by Bruker Scientific LLC	No

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION	PERCENTAGE OWNERSHIP	SUBSIDIARY GUARANTOR
Bruker Scientific Instruments Hong Kong Co. Ltd.	China	100% owned by Bruker Invest AG	No

Bruker Microbiology Technology (Beijing) Co., Ltd.	China	100% owned by Merlin Diagnostika GmbH	No

Core Diagnostics, Inc.	California, U.S.A.	100% owned by Precision Diagnostics, Inc.	No

Precision Diagnostics, Inc.	Delaware, U.S.A.	100% owned by Canopy BioScience, LLC	No

Zellkraft Werk GmbH	Germany	100% owned by Canopy BioScience, LLC	No

SmartTip B.V.	The Netherlands	100% owned by Bruker Nederland BV	No

(ii) Company’s Officers and Directors:

Officers

Frank H. Laukien, Ph.D. – President & Chief Executive Officer

Gerald N. Herman – Vice President & Chief Financial Officer

[None] – Secretary

Peter Rietman – Treasurer

Falko Busse – President, Bruker BioSpin Group

Juergen Srega – President, Bruker CALID Group

Mark R. Munch – Executive Vice President & President, Bruker Nano Group

Burkhard Prause, Ph.D. – President and Chief Executive Officer, Bruker Energy & Supercon Technologies, Inc.

Directors

Frank H. Laukien, Ph.D.

Cynthia M. Friend

Richard A. Packer

Marc A. Kastner

William A. Linton

Bonnie Anderson

Hermann Requardt

John Ornell

Robert Rosenthal

Adelene Q. Perkins

EXHIBIT 1

FORM OF SUBSIDIARY GUARANTY

[Attached]

Add Model Form Guaranty

EXHIBIT 1

(to Note Purchase Agreement)

EXECUTION VERSION

SUBSIDIARY GUARANTY AGREEMENT

Dated as of December 7, 2021

of

BRUKER SCIENTIFIC LLC

BRUKER AXS HOLDINGS, INC.

BRUKER BIOSPIN CORPORATION

BRUKER NANO, INC.

-i-

-ii-

SUBSIDIARY GUARANTY AGREEMENT

THIS SUBSIDIARY GUARANTY AGREEMENT, dated as of December 7, 2021 (this “Guaranty Agreement”), is made by each of the undersigned (each a “Guarantor” and, together with each of the other signatories hereto and any other entities from time to time parties hereto pursuant to Section 18.1 hereof, the “Guarantors”) in favor of the Purchasers (as defined below) and the other holders from time to time of the Notes (as defined below). The Purchasers and such other holders are herein collectively called the “holders” and individually a “holder.”

PRELIMINARY STATEMENTS:

I. Bruker Corporation, a Delaware corporation (the “Company”), is entering into a Note Purchase Agreement dated as of December 7, 2021 (as amended, modified, supplemented or restated from time to time, the “Note Agreement”) with the Persons listed on the signature pages thereto (the “Purchasers”) simultaneously with the delivery of this Guaranty Agreement. Capitalized terms used herein have the meanings specified in the Note Agreement unless otherwise defined herein.

II. The Company has authorized the issuance, pursuant to the Note Agreement of (i) Series A Senior Notes due December 8, 2031 in the aggregate principal amount of CHF 300,000,000 and (ii) Series B Senior Notes due December 8, 2031 in the aggregate principal amount of €150,000,000. Pursuant to the Note Agreement, the Company proposes to issue and sell (i) CHF 300,000,000 aggregate principal amount of its 0.88% Series A Senior Notes due December 8, 2031 (the “Swiss Francs Notes”) and (ii) €150,000,000 aggregate principal amount of its 1.03% Series B Senior Notes due December 8, 2031 (the “Euro Notes” together with the Swiss Francs Notes, the “Initial Notes”). The Initial Notes and any other Notes that may from time to time be issued pursuant to the Note Agreement (including any notes issued in substitution for any of the Notes) are herein collectively called the “Notes” and individually a “Note”.

III. It is a condition to the Agreement of the Purchasers to purchase the Notes that this Guaranty Agreement shall have been executed and delivered by each Guarantor and shall be in full force and effect.

IV. Each Guarantor will receive direct and indirect benefits from the financing arrangements contemplated by the Note Agreement. The Board of Directors or other governing body, as applicable, of each Guarantor has determined that the incurrence of such obligations is in the best interests of such Guarantor.

NOW THEREFORE, in order to induce, and in consideration of, the execution and delivery of the Note Agreement and the purchase of the Notes by each of the Purchasers, each Guarantor hereby covenants and agrees with, and represents and warrants to each of the holders as follows:

SECTION 1. GUARANTY.

Each Guarantor hereby irrevocably, unconditionally and jointly and severally with the other Guarantors guarantees to each holder, the due and punctual payment in full of (a) the principal of, Make-Whole Amount, if any, Swap Breakage Loss, if any, and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), and any other amounts due under, the Notes when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise), (b) any other sums which may become due under the terms and provisions of the Notes, the Note Agreement or any other instrument referred to therein and (c) the performance of all other obligations of the Company under the Note Agreement (all such obligations described in clauses (a), (b) and (c) above are herein called the “Guaranteed Obligations”). The guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes (including, without limitation, any other Guarantor hereunder) or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail to so pay any of such Guaranteed Obligations, each Guarantor agrees to pay the same when due to the holders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful money of Switzerland, Euros or Dollars, as applicable, pursuant to the requirements for payment specified in the Notes and the Note Agreement. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. Each Guarantor agrees that the Notes issued in connection with the Note Agreement may (but need not) make reference to this Guaranty Agreement.

Each Guarantor agrees to pay and to indemnify and save each holder harmless from and against any damage, loss, cost or reasonable and documented out-of-pocket expense (including reasonable attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (x) any breach by such Guarantor, by any other Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, this Guaranty Agreement, the Notes, the Note Agreement or any other instrument referred to therein, together with all reasonable and documented out-of-pocket expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (y) any legal action commenced to challenge the validity or enforceability of this Guaranty Agreement, the Notes, the Note Agreement or any other instrument referred to therein and (z) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Guaranty Agreement.

Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may join this Guaranty Agreement and guarantee the obligations and Indebtedness under and in respect of the Notes and the Note Agreement.

Notwithstanding the foregoing provisions or any other provision of this Guaranty Agreement, the Purchasers (on behalf of themselves and their successors and assigns) and each Guarantor hereby agree that if at any time the Guaranteed Obligations exceed the Maximum Guaranteed Amount determined as of such time with regard to such Guarantor, then this Guaranty Agreement shall be automatically amended to reduce the Guaranteed Obligations to the Maximum Guaranteed Amount. Such amendment shall not require the written consent of any Guarantor or any holder and shall be deemed to have been automatically consented to by each Guarantor and each holder. Each Guarantor agrees that the Guaranteed Obligations may at any time exceed the Maximum Guaranteed Amount without affecting or impairing the obligation of such Guarantor. “Maximum Guaranteed Amount” means as of the date of determination with respect to a Guarantor, the lesser of (a) the amount of the Guaranteed Obligations outstanding on such date and (b) the maximum amount that would not render such Guarantor’s liability under this Guaranty Agreement subject to avoidance under Section 548 of the United States Bankruptcy Code (or any successor provision) or any comparable provision of applicable state law.

SECTION 2. OBLIGATIONS ABSOLUTE.

The obligations of each Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Notes, the Note Agreement or any other instrument referred to therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Company or any holder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Notes, the Note Agreement or any other instrument referred to therein (it being agreed that the obligations of each Guarantor hereunder shall apply to the Notes, the Note Agreement or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes or the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes, the Note Agreement or any other instrument referred to therein; (c) any bankruptcy, insolvency, arrangement, reorganization, readjustment, composition, liquidation or similar proceeding with respect to the Company or its property; (d) any merger, amalgamation or consolidation of any Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of any Guarantor or of the Company to any Person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; (f) any failure on the part of any holder to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance (other than the indefeasible payment in full of the Guaranteed Obligations) which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to any Guarantor or to any subrogation, contribution or reimbursement rights any Guarantor may otherwise have. Each Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations and all other obligations hereunder.

SECTION 3. WAIVER.

Each Guarantor unconditionally waives to the fullest extent permitted by law, (a) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes, the Note Agreement or any other instrument referred to therein, and of any of the matters referred to in Section 2 hereof, (b) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or any Guarantor with respect to any Note, notice to the Company or to any Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy of the Company, (c) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in the Note Agreement or the Notes, (d) any requirement for diligence on the part of any holder and (e) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder.

SECTION 4. OBLIGATIONS UNIMPAIRED.

Each Guarantor authorizes the holders, without notice or demand to such Guarantor or any other Guarantor and without affecting its obligations hereunder, from time to time: (a) to renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Notes, the Note Agreement or any other instrument referred to therein; (b) to change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Notes, the Note Agreement or any other instrument referred to therein, including, without limitation, decreases or increases in amounts of principal, rates of interest, the Make-Whole Amount, Swap Breakage Loss or any other obligation; (c) to take and hold security for the payment of the Notes, the Note Agreement or any other instrument referred to therein, for the performance of this Guaranty Agreement or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (d) to apply any such security and to direct the order or manner of sale thereof as the holders in their sole discretion may determine; (e) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (f) to exercise or refrain from exercising any rights against the Company, any Guarantor or any other Person; and (g) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The holders shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, such Guarantor or any other Guarantor or any other Person or to pursue any other remedy available to the holders.

If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, any Guarantor or any other guarantors of a case or proceeding under a bankruptcy or insolvency law, such Guarantor agrees that, for purposes of this Guaranty Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of the Note Agreement, and such Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

SECTION 5. SUBROGATION AND SUBORDINATION.

(a) Each Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Guaranty Agreement, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, contribution or indemnity or any rights or recourse to any security for the Notes or this Guaranty Agreement unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

(b) Each Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to such Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations. If the Required Holders so request at any time following the occurrence of an Event of Default, and so long as such Event of Default is continuing, any such Indebtedness or other obligations shall be enforced and performance received by such Guarantor as trustee for the holders and the proceeds thereof shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of any Guarantor under this Guaranty Agreement; provided, that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from the Company or such other guarantor with respect to such Indebtedness.

(c) If any amount or other payment is made to or accepted by any Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 5, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders and shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty Agreement.

(d) Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Note Agreement and that its agreements set forth in this Guaranty Agreement (including this Section 5) are knowingly made in contemplation of such benefits.

(e) Each Guarantor hereby agrees that, to the extent that a Guarantor shall have paid an amount hereunder to any holder that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes (such net value, its “Proportionate Share”), such paying Guarantor shall, subject to Section 5(a) and 5(b), be entitled to contribution from any Guarantor that has not paid its Proportionate Share of the Guaranteed Obligations. Any amount payable as a contribution under this Section 5(e) shall be determined as of the date on which the related payment is made by such Guarantor seeking contribution and each Guarantor acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this Section 5(e) shall in no respect limit the obligations and liabilities of any Guarantor to the holders of the Notes hereunder or under the Notes, the Note Agreement or any other document, instrument or agreement executed in connection therewith, and each Guarantor shall remain jointly and severally liable for the full payment and performance of the Guaranteed Obligations.

SECTION 6. REINSTATEMENT OF GUARANTY.

This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

SECTION 7. RANK OF GUARANTY.

Each Guarantor will ensure that its payment obligations under this Guaranty Agreement will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Guarantor now or hereafter existing.

SECTION 8. REPRESENTATIONS AND WARRANTIES OF EACH GUARANTOR.

Each Guarantor represents and warrants to each holder as follows:

Section 8.1. Organization; Power and Authority. Such Guarantor is a corporation or other entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required by law, in each case, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Guarantor has the corporate or entity power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty Agreement and to perform the provisions hereof.

Section 8.2. Authorization, Etc. This Guaranty Agreement has been duly authorized by all necessary corporate or entity action on the part of such Guarantor, and this Guaranty Agreement constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 8.3. Compliance with Laws, Other instruments, Etc. The execution, delivery and performance by such Guarantor of this Guaranty Agreement will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, organizational documents, or any other agreement or instrument to which such Guarantor or any of its Subsidiaries is bound or by which such Guarantor or any of its Subsidiaries or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any of its Subsidiaries or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor or any of its Subsidiaries. “Governmental Authority” means (x) the government of (i) the United States of America or any State or other political subdivision thereof, or (ii) any other jurisdiction in which such Guarantor or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of such Guarantor or any of its Subsidiaries, or (y) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

Section 8.4. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty Agreement which has not been obtained.

Section 8.5. Information regarding the Company Such Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Company. No holder shall have any duty or responsibility to provide such Guarantor with any credit or other information concerning the affairs, financial condition or business of the Company which may come into possession of the holders. Such Guarantor has executed and delivered this Guaranty

Agreement without reliance upon any representation by the holders (other than those set forth in Section 6 of the Note Agreement) including, without limitation, with respect to (a) the due execution, validity, effectiveness or enforceability of any instrument, document or agreement evidencing or relating to any of the Guaranteed Obligations or any loan or other financial accommodation made or granted to the Company, (b) the validity, genuineness, enforceability, existence, value or sufficiency of any property securing any of the Guaranteed Obligations or the creation, perfection or priority of any lien or security interest in such property or (c) the existence, number, financial condition or creditworthiness of other guarantors or sureties, if any, with respect to any of the Guaranteed Obligations.

Section 8.6. Solvency. Upon the execution and delivery hereof, such Guarantor will be solvent, will be able to pay its debts as they mature, and will have capital sufficient to carry on its business.

SECTION 9. TAX INDEMNIFICATION.

All payments whatsoever under this Guaranty Agreement will be made by each Guarantor free and clear of, and without liability for withholding or deduction for or on account of, any present or future tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding (a “Tax”) of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law.

If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by a Guarantor under this Guaranty Agreement, such Guarantor, but in the case of a Swiss Guarantor (as defined below) subject to Section 10 (c), will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Guaranty Agreement after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Guaranty Agreement before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(a) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof, including, without limitation, such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for such Guarantor, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Guaranty Agreement are made to, the Taxing Jurisdiction imposing the relevant Tax;

(b) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by such Guarantor) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of such Guarantor no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or

(c) any combination of clauses (a) and (b) above;

and provided further that in no event shall such Guarantor be obligated to pay such additional amounts (i) to any holder not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that such Guarantor would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) to any holder of a Note registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and such Guarantor shall have given timely notice of such law or interpretation to such holder.

By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by such Guarantor all such forms, certificates, documents and returns provided to such holder by such Guarantor (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States and such Taxing Jurisdiction and (y) provide such Guarantor with such information with respect to such holder as such Guarantor may reasonably request in order to complete any such Forms, provided that nothing in this Section 9 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided, further, that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to such Guarantor or mailed to the appropriate taxing authority (which in the case of any Form which requires that it be submitted to the United States Internal Revenue Service as a condition to its effectiveness in the Taxing Jurisdiction shall be deemed to occur when such Form is submitted to the United States Internal Revenue Service in accordance with instructions contained in such Form), whichever is applicable, within 60 days following a written request of such Guarantor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

On or before the date of the Closing such Guarantor will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in the United States pursuant to clause (b) of the second paragraph of this Section 9, if any, and in connection with the transfer of any Note such Guarantor will furnish the transferee of such Note with copies of any Form and English translation then required.

If any payment is made by such Guarantor to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Guarantor pursuant to this Section 9, then, if such holder at its reasonable discretion determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to such Guarantor such amount as such holder shall, in its reasonable discretion, determine to be attributable to the relevant Taxes or deduction or withholding (after deduction of costs). Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in clause (b) above) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

Such Guarantor will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by such Guarantor of any Tax in respect of any amounts paid under this Guaranty Agreement, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Guarantor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

If such Guarantor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Guarantor would be required to pay any additional amount under this Section 9, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then such Guarantor will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by such Guarantor) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

If such Guarantor makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from such Guarantor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by such Guarantor, subject, however, to the same limitations with respect to Forms as are set forth above.

The obligations of such Guarantor under this Section 9 shall survive the payment or transfer of any Note and the provisions of this Section 9 shall also apply to successive transferees of the Notes.

SECTION 10. SWISS GUARANTEE LIMITATIONS.

(a) If and to the extent that a Guarantor incorporated under the laws of Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to art. 9 of the Swiss Federal Withholding Tax Act (for the purpose of this Section a “Swiss Guarantor”) under or in connection with this Guaranty Agreement guarantees obligations other than obligations of one of its direct or indirect subsidiaries (i.e. obligations of such Swiss Guarantor’s direct or indirect parent companies (up-stream liabilities) or sister companies (cross-stream liabilities)) (the “Restricted Obligations”) and that the making of a payment in fulfilling the guarantee obligations hereunder with respect to Restricted Obligations would under Swiss corporate law (inter alia, prohibiting capital repayments or restricting distributions), at the time payment is due, not be permitted, then such obligations and payment amount shall from time to time be limited to the amount permitted to be paid under Swiss corporate law; provided that such limited amount shall at no time be less than such Swiss Guarantor’s distributable capital at the time or times payment under or in connection with this Guaranty Agreement is requested from such Swiss Guarantor, and further provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) release such Swiss Guarantor from payment obligations hereunder in excess thereof, but merely postpone the payment date therefore until such times as payment is again permitted notwithstanding such limitation. Any and all indemnities, subordination undertakings and other financial undertakings assumed by a Swiss Guarantor under or in connection with this Guaranty Agreement shall be construed in a manner consistent with the provisions of this Section.

(b) In case a Swiss Guarantor who must make a payment in respect of Restricted Obligations under or in connection with this Guaranty Agreement is obliged to withhold Swiss Withholding Tax in respect of such payment, such Swiss Guarantor shall:

i. use best efforts that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

ii. if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such taxes to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung);

iii. notify the holders that such notification, or as the case may be, deduction has been made and provide the holders with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such Swiss Withholding Tax deducted has been paid to the Swiss Federal Tax Administration;

iv. in the case of a deduction of Swiss Withholding Tax:

1. use its best efforts to ensure that any person other than a holder, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction (A) request a refund of the Swiss Withholding Tax under applicable law (including tax treaties) and (B) pay to the relevant holder(s) upon receipt any amounts so refunded; and

2. if a holder is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by such holder, provide such holder those documents that are required by law and applicable tax treaties to be provided by the payer of such tax to prepare a claim for refund of Swiss Withholding Tax.

(c) If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (b) above, each holder shall be entitled to further enforce this Guaranty Agreement and/or further apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements/applications of proceeds shall always be limited to the maximum amount of the freely distributable capital of such Swiss Guarantor as set out in para-graph (a) above.

(d) If and to the extent requested by a holder or if and to the extent required under Swiss mandatory law (with regards to restricting distributions) applicable at the relevant time, in order to allow the holders to obtain a maximum benefit under or in connection this Guaranty Agreement, the Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to this Guaranty Agreement shall procure that such Swiss Guarantor will, promptly implement all such measures and/or promptly procure the fulfilment of all prerequisites allowing it to promptly make the (requested) payment(s) under or in connection with this Guaranty Agreement from time to time, including the following:

i. preparation of an up-to-date audited balance sheet of the Swiss Guarantor;

ii. obtain a confirmation of the auditors of the Swiss Guarantor confirming the maximum amount of the freely distributable capital;

iii. approval by a shareholders’ meeting of the Swiss Guarantor of the (resulting) distribution;

iv. to the extent permitted by applicable law write up or realize any of the Swiss Guarantor’s assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendig); and

v. all such other measures necessary or useful to allow the Swiss Guarantor to make the payments and perform the obligations under or in connection with this Guaranty Agreement with a minimum of limitations.

SECTION 11. RESTRICTION ON USE OF PROCEEDS OF THE NOTES IN SWITZERLAND.

Each Guarantor shall (and shall ensure that each of its Subsidiary will) ensure that no proceeds of any Note (x) be on-lent or made available, directly or indirectly, to any member of the Company’s group incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to article 9 of the Swiss Withholding Tax Act or (y) will otherwise be used or made available, directly or indirectly, in each case in a manner which would constitute a detrimental ‘use of proceeds in Switzerland’ (Mittelverwendung in der Schweiz) as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until such time as a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained confirming, based on correct and up to date facts and circumstances, that such use of proceeds of any Notes is permitted without interest payments under the Notes becoming subject to Swiss Withholding Tax.

SECTION 12. GERMAN GUARANTEE LIMITATIONS. Nothing in this Guaranty shall oblige a Guarantor that is a Guarantor incorporated or established in Germany in the legal form of a limited liability company (GmbH) or a limited partnership with a limited liability company as general partner (GmbH & Co. KG), to make a payment in respect of this Guaranty if and to the extent that this Guaranty shall secure obligations of such Guarantor’s shareholders and/or affiliated companies (verbundene Unternehmen) of such shareholder within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) (other than the Subsidiaries of such Guarantor) and such payment would cause such Guarantor not to have sufficient net assets (Reinvermögen) to maintain its stated share capital (Stammkapital) and as a result cause a violation of Sections 30, 31 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

If (i) Section 26 of that certain Guaranty (Foreign Subsidiaries ) dated as of December 7, 2021 among each of the Foreign Subsidiaries (as defined therein) (the “Credit Agreement Foreign Guaranty”) or (ii) the last paragraph of Section 10.02 of the Credit Agreement, is amended, modified or supplemented after the date hereof in any material respect in the determination of the Required Holders, the Company and Subsidiary Guarantors agree that such change shall be deemed automatically incorporated by reference to Section 12 of this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such change shall have become effective under the Credit Agreement Foreign Guaranty or Credit Agreement.

SECTION 13. FRENCH GUARANTOR LIMITATIONS.

If and to the extent that a Guarantor incorporated under the laws of France (for the purpose of this Section a “French Guarantor”), the obligations and liabilities of any French Guarantor under the Subsidiary Guaranty executed and delivered by such French Guarantor shall be limited, at any time, to an amount equal to the aggregate of all amounts borrowed under the Note Agreement by the Company to the extent directly or indirectly on-lent to such French Guarantor and outstanding at the date a payment is to be made by such French Guarantor under this Subsidiary Guaranty, it being specified that any payment made by such French Subsidiary Guarantor under the relevant Subsidiary Guaranty shall reduce pro tanto the outstanding amount on-lent by the Company to such French Guarantor.

SECTION 14. TERM OF GUARANTY AGREEMENT.

This Guaranty Agreement and all guarantees, covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations and all other obligations hereunder shall be indefeasibly paid in full in cash and shall be subject to reinstatement pursuant to Section 6.

SECTION 15. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Guaranty Agreement and may be relied upon by any subsequent holder, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder. All statements contained in any certificate or other instrument delivered by or on behalf of a Guarantor pursuant to this Guaranty Agreement shall be deemed representations and warranties of such Guarantor under this Guaranty Agreement. Subject to the preceding sentence, this Guaranty Agreement embodies the entire agreement and understanding between each holder and the Guarantors and supersedes all prior agreements and understandings relating to the subject matter hereof.

SECTION 16. AMENDMENT AND WAIVER.

Section 16.1. Requirements. Except as otherwise provided in the fourth paragraph of Section 1 of this Guaranty Agreement, this Guaranty Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders, except that no amendment or waiver (a) of any of the first three paragraphs of Section 1 or any of the provisions of Section 2, 3, 4, 5, 6, 7, 14 or 16 hereof, or any defined term (as it is used therein), or (b) which results in the limitation of the liability of any Guarantor hereunder (except to the extent provided in the fourth paragraph of Section 1 of this Guaranty Agreement) will be effective as to any holder unless consented to by such holder in writing.

Section 16.2. Solicitation of Holders of Notes.

(a) Solicitation. Each Guarantor will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof. Each Guarantor will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 16.2 to each holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Guarantors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder as consideration for or as an inducement to the entering into by any holder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 16 by a holder that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate (including any Guarantor) of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 16.3. Binding Effect. Any amendment or waiver consented to as provided in this Section 16 applies equally to all holders and is binding upon them and upon each future holder and upon each Guarantor without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between a Guarantor and the holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder. As used herein, the term “this Guaranty Agreement” and references thereto shall mean this Guaranty Agreement as it may be amended, modified, supplemented or restated from time to time.

Section 16.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Guaranty Agreement, or have directed the taking of any action provided herein to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Guarantor, the Company or any of their respective Affiliates shall be deemed not to be outstanding.

SECTION 17. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(a) if to any Guarantor, to the address of such Guarantor set forth on the signature pages, or such other address as such Guarantor shall have specified to the holders in writing, or

(b) if to any holder, to such holder at the addresses specified for such communications set forth in Schedule A to the Note Agreement, or such other address as such holder shall have specified to the Guarantors in writing.

(c) Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Guaranty Agreement shall be in English or accompanied by an English translation thereof.

This Guaranty Agreement has been prepared and signed in English and each Guarantor agrees that the English version hereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in Switzerland or any other jurisdiction in respect hereof or thereof.

SECTION 18. MISCELLANEOUS.

Section 18.1. Successors and Assigns; Joinder. All covenants and other agreements contained in this Guaranty Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not. It is agreed and understood that any Person may become a Guarantor hereunder by executing a Guarantor Supplement substantially in the form of Exhibit A attached hereto and delivering the same to the Holders. Any such Person shall thereafter be a “Guarantor” for all purposes under this Guaranty Agreement.

Section 18.2. Severability. Any provision of this Guaranty Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law), not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18.3. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such express contrary provision) be deemed to excuse compliance with any other covenant. Whether any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

The section and subsection headings in this Guaranty Agreement are for convenience of reference only and shall neither be deemed to be a part of this Guaranty Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references herein to numbered sections, unless otherwise indicated, are to sections of this Guaranty Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

Section 18.4. Further Assurances. Each Guarantor agrees to execute and deliver all such instruments and take all such action as the Required Holders may from time to time reasonably request in order to effectuate fully the purposes of this Guaranty Agreement.

Section 18.5. Governing Law. This Guaranty Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 18.6. Jurisdiction and Process; Waiver of Jury Trial. (a) Each Guarantor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Guaranty Agreement. To the fullest extent permitted by applicable law, each Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Each Guarantor consents to process being served by or on behalf of any holder in any suit, action or proceeding of the nature referred to in Section 18.6(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 17 or at such other address of which such holder shall then have been notified pursuant to Section 17. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 18.6 shall affect the right of any holder to serve process in any manner permitted by law, or limit any right that the holders may have to bring proceedings against any Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE GUARANTORS AND THE HOLDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY AGREEMENT OR OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 18.7. Obligation to Make Payment in Swiss Francs, Euros or Dollars. Any payment on account of an amount that is payable hereunder in Swiss Francs or Euros which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Guarantor, shall constitute a discharge of the obligation of such Guarantor under this Guaranty Agreement only to the extent of the amount of Swiss Francs or Euros which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Swiss Francs or Euros that could be so purchased is less than the amount of Swiss Francs or Euros originally due to such holder, such Guarantor agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against such deficiency; provided, however, that such holder shall provide written notice to the Company of any such deficiency and a calculation thereof in reasonable detail. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Guaranty Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England.

Section 18.8. Reproduction of Documents; execution. This Guaranty Agreement may be reproduced by any holder by any photographic, photo static, electronic, digital, or other similar process and such holder may destroy any original document so reproduced. Each Guarantor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 18.8 shall not prohibit any Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction. A facsimile or electronic transmission of the signature page of a Guarantor shall be as effective as delivery of a manually executed counterpart hereof and shall be admissible into evidence for all purposes.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty Agreement to be duly executed and delivered as of the date and year first above written.

BRUKER BIOSPIN CORPORATION

By:
Name: Title:
Notice Address for such Guarantor:

BRUKER AXS HOLDINGS, INC

By:
Name: Title:

Notice Address for such Guarantor:

BRUKER SCIENTIFIC LLC

By:
Name: Title:

Notice Address for such Guarantor:

[Guaranty Agreement]

Bruker Nano, Inc.

By:
Name: Title:
Notice Address for such Guarantor:

[Guaranty Agreement]

EXHIBIT A

GUARANTOR SUPPLEMENT

THIS GUARANTOR SUPPLEMENT (the “Guarantor Supplement”), dated as of [__________, 20__] is made by [__________], a [____________] (the “Additional Guarantor”), in favor of the holders from time to time of the Notes issued pursuant to the Note Agreement described below:

PRELIMINARY STATEMENTS:

I. Pursuant to the Note Purchase Agreement dated as of December 7, 2021 (as amended, modified, supplemented or restated from time to time, the “Note Agreement”), by and among Bruker Corporation, a Delaware corporation (the “Company”), and the Persons listed on the signature pages thereto (the “Purchasers”), the Company has issued and sold (i) CHF 300,000,000 aggregate principal amount of its 0.88% Series A Senior Notes due December 8, 2031 (the “Swiss Francs Notes”) and (ii) €150,000,000 aggregate principal amount of its 1.03% Series B Senior Notes due December 8, 2031 (the “Euro Notes” together with the Swiss Francs Notes, the “Initial Notes”). The Initial Notes and any other Notes that may from time to time be issued pursuant to the Note Agreement (including any notes issued in substitution for any of the Notes) are herein collectively called the “Notes” and individually a “Note”.

II. The Company is required pursuant to the Note Agreement to cause the Additional Guarantor to deliver this Guarantor Supplement in order to cause the Additional Guarantor to become a Guarantor under the Subsidiary Guaranty Agreement dated as of December 7, 2021 executed by certain Subsidiaries of the Company (together with each entity that from time to time becomes a party thereto by executing a Guarantor Supplement pursuant to Section 18.1 thereof, collectively, the “Guarantors”) in favor of each holder from time to time of any of the Notes (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty Agreement”).

III. The Additional Guarantor has received and will receive substantial direct and indirect benefits from the Company’s compliance with the terms and conditions of the Note Agreement and the Notes issued thereunder.

IV. Capitalized terms used and not otherwise defined herein have the definitions set forth in the Note Agreement.

NOW THEREFORE, in consideration of the funds advanced to the Company by the Purchasers under the Note Agreement and to enable the Company to comply with the terms of the Note Agreement, the Additional Guarantor hereby covenants, represents and warrants to the holders as follows:

The Additional Guarantor hereby becomes a Guarantor (as defined in the Guaranty Agreement) for all purposes of the Guaranty Agreement. Without limiting the foregoing, the Additional Guarantor hereby (a) jointly and severally with the other Guarantors under the Guaranty Agreement, guarantees to the holders from time to time of the Notes the prompt payment in full when due (whether at sated maturity, by acceleration or otherwise) and the full and prompt performance and observance of all Guaranteed Obligations ( as defined in Section 1 of the Guaranty Agreement) in the same manner and to the same extent as is provided in the Guaranty Agreement, (b) accepts and agrees to perform and observe all of the covenants set forth therein, (c) waives the rights set forth in Section 3 of the Guaranty Agreement, (d) makes the representations and warranties set forth in Section 8 of the Guaranty Agreement and (e) waives the rights, submits to jurisdiction, and waives service of process as described in Section 18.6 of the Guaranty Agreement.

Notice of acceptance of this Guarantor Supplement and of the Guaranty Agreement, as supplemented hereby, is hereby waived by the Additional Guarantor.

The address for notices and other communications to be delivered to the Additional Guarantor pursuant to Section 17 of the Guaranty Agreement is set forth below.

IN WITNESS WHEREOF, the Additional Guarantor has caused this Guarantor Supplement to be duly executed and delivered as of the date and year first above written.

[NAME OF GUARANTOR]

By:
Name: Title:
Notice Address for such Guarantor

A-2